Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated

May 1, 2026

by and among

BLUEPORT ACQUISITION LTD, a Cayman Islands exempted company,

as Parent,

NeoCryo Inc, a Cayman Islands exempted company,

as Purchaser,

NeoCryo Merger Sub Ltd, a Cayman Islands exempted company,

as Merger Sub, and

SINGAUTO Inc., a Cayman Islands exempted company,

as the Company

i

TABLE OF CONTENTS CONTINUED

6.14	Parent SEC Documents and Financial Statements	33
6.15	Litigation	33
6.16	Compliance with Laws	33
6.17	Anti-Money Laundering Laws	33
6.18	Sanctions Laws	34
6.19	Not an Investment Company	34
6.20	Tax Matters	34
6.21	No Additional Representations and Warranties	34
6.22	No Reliance	34

ii

TABLE OF CONTENTS CONTINUED

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of May 1, 2026 (the “Signing Date”), by and among Blueport Acquisition Ltd, a Cayman Islands exempted company (“Parent”), NeoCryo Inc, a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Purchaser”), NeoCryo Merger Sub Ltd, a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Merger Sub”), and SINGAUTO Inc., a Cayman Islands exempted company (the “Company”)

W I T N E S E T H :

WHEREAS, the Company is in the businesses of research and development, manufacturing and associated technical services of new-energy, intelligent refrigerated vehicles (the business of the Company is hereafter defined as the “Business”);

WHEREAS, Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, Purchaser is a wholly owned subsidiary of Parent and was formed for the sole purpose of the merger of Parent with and into Purchaser (the “Reincorporation Merger”), in which Purchaser will be the surviving entity (and upon and following the Acquisition Merger such surviving entity is sometimes referred to herein as “PubCo,” as more fully described in Section 3.1);

WHEREAS, at least one (1) Business Day after the consummation of the Reincorporation Merger, the parties hereto desire to effect a merger of Merger Sub with and into the Company (the “Acquisition Merger”) with the Company being the surviving entity and a wholly-owned subsidiary of Purchaser;

WHEREAS, in connection with the Acquisition Merger, holders of Company Ordinary Shares immediately prior to the Acquisition Merger (the “Company Shareholders”) will be entitled to receive the Merger Consideration, as further described in this Agreement;

WHEREAS, concurrently with this Agreement, the Sponsor, certain of Sponsor’s Affiliates, Parent, Purchaser and the Company will enter into an agreement, dated as of the date hereof, providing that, among other things, the Sponsor will vote in favor of the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in such agreement;

WHEREAS, in connection with the execution of this Agreement, the Company has caused its certain principal shareholders as set forth on Schedule A (the “Principal Shareholders”) to enter into a shareholder support agreement in the form attached hereto as Exhibit A (the “Shareholder Support Agreement”) with the Parent and the Company pursuant to which, among other things, each such Principal Shareholder has agreed to adopt this Agreement and approve the transactions contemplated hereby following the effectiveness of the Registration Statement, on the terms and subject to the conditions set forth in the applicable Shareholder Support Agreement;

WHEREAS, in connection with the execution of this Agreement, each of the Sponsor, certain of Sponsor’s Affiliates have entered with a support agreement in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”) pursuant to which, among other things, the Sponsor and affiliates of the Sponsor, will vote their Parent Ordinary Shares in favor of the Parent Party Shareholder Approval Matter on the terms and subject to the conditions set forth in such agreement;

WHEREAS, at the Closing, Purchaser, Sponsor and each Company Shareholder who will hold 5% or more of Purchaser Ordinary Shares immediately after the Closing will enter into a Lock-up Agreement, substantially in the form attached hereto as Exhibit C (the “Lock-up Agreement”), which will, among other things, provide for restrictions on transfer of the Purchaser Ordinary Shares owned by such Company Shareholders and Sponsor and which shall be effective as of the Closing;

WHEREAS, at the Closing, PubCo will enter into agreements with certain other key employees of the Company listed on Schedule B hereto, substantially in a form reasonably satisfactory to the Company and Parent which will, among other things, provide for customary protective covenants such as non-competition, non-solicitation and non-disclosure (each, an “Employment Agreement” and collectively, the “Employment Agreements”);

WHEREAS, for U.S. federal income tax purposes, Purchaser and Parent intend that the Reincorporation Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and the boards of directors of Parent and Purchaser have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3;

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that the Acquisition Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Company’s board of directors and the boards of directors of Purchaser and Merger Sub have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3;

WHEREAS, the board of directors of the Company has determined that this Agreement, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, the Company and the Company Shareholders;

WHEREAS, the board of directors of Parent has determined that this Agreement, Reincorporation Merger, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, Parent and its shareholders;

WHEREAS, the board of directors of Purchaser has determined that this Agreement, Reincorporation Merger, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, Purchaser and its sole shareholder;

WHEREAS, the board of directors of Merger Sub has determined that this Agreement, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, Merger Sub and its sole shareholder; and

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

Article I
DEFINITIONS

The terms defined in the preamble shall have the respective meanings ascribed thereto, and following terms, as used herein, have the following meanings:

“Action” means any notice of noncompliance or violation, or legal action, suit, claim, petition, demand, challenge, investigation, hearing or Proceeding, including any audit, claim or assessment for Taxes or otherwise.

“Additional Agreements” means the Sponsor Support Agreement, the Employment Agreements, the Lock-Up Agreements, the Registration Rights Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the Transactions.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of the Company. The Sponsor shall be deemed an Affiliate of Purchaser prior to the Closing.

“Anti-Corruption Laws” means anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, and any other equivalent or comparable Laws of Specified Market.

“Anti-Money Laundering Laws” means, the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, the Money Laundering Control Act of 1986, as amended, and the money laundering statutes of all jurisdictions in which the Company or any of its Subsidiaries operates, as well as the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Governmental Authority.

“Audited Financial Statements” means the audited consolidated statement of financial position and consolidated statement of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the years ended March 31, 2026 and March 31, 2025, together with the auditor’s reports thereon.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in the Cayman Islands and New York, New York are authorized to close for business.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, networks, record keeping, communications, telecommunications, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned in the conduct of the business of the Company or any Company Subsidiary.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands, as amended to date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Ordinary Shares” shall mean the ordinary shares, par value $0.0001 per share, of the Company as existing as of the date hereof and immediately prior to the Effective Time.

“Company Owned IP” means all Intellectual Property owned by the Company or any Company Subsidiary that are material to the business, operations and financial condition of the Company or any Company Subsidiary.

“Company Subsidiary” means any direct or indirect Subsidiary of the Company.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or any Company Subsidiary (or their suppliers or customers) that is not already generally available to the public, including any Intellectual Property or rights thereof.

“Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiaries is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiaries in compliance with this Agreement after the Signing Date and prior to the Closing.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

“Copyrights” means all rights in copyrights, other rights in any works of authorship of any type, whether or not copyrightable, and mask works, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement, as the same may be amended. The Deferred Underwriting Amount for these purposes includes any Parent Ordinary Shares issuable to the underwriters of the IPO in exchange for the unpaid cash owed to them in connection with their underwriting of the IPO.

“Environmental Laws” shall mean all applicable Laws of any Specified Market that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Representations” means, (a) with respect to the Company or any Company Subsidiary, the representations and warranties contained in Sections 5.1 (Corporate Existence and Power), 5.2 (Authorization), 5.5 (Capitalization), 5.27 (Tax Matters) and 5.29 (Finders’ Fees), and (b) with respect to the Parent Parties, 6.1 (Corporate Existence and Power), 6.2 (Corporate Authorization), 6.5 (Finders’ Fees), 6.7 (Capitalization), and 6.20 (Tax Matters).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, and consistently applied.

“Governmental Authority” means any government entity, body or authority of any Specified Market, including (i) any government or governmental authority or any political subdivision thereof within any Specified Market, (ii) any regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission of any Specified Market, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, or (iii) any official of any of the foregoing acting in such capacity.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” means The Hart–Scott–Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under GAAP, (g) all guarantees by such Person, (h) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” whether or not contingent and regardless of when due, calculated as the maximum amount payable under or pursuant to such obligation, (i) accrued severance obligations arising with respect to the termination of employment or service of any current or former employee or individual service provider that occurs prior to the Closing Date, including the employer portion of any payroll, employment or similar Taxes with respect to any of the foregoing amounts, (j) any unfunded or underfunded liabilities pursuant to any pension, retirement or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date, (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing , and (l) any agreement to incur any of the same.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual and industrial property, whether or not registered, unregistered or registrable, and all legal rights arising from the foregoing, including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“International Trade Laws” means all export, import, customs, anti-boycott, and other trade Laws or programs administered, enacted or enforced by any relevant Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, customs, anti-boycott, or other trade Laws or programs in any Specified Market to the extent they are applicable to the Company.

“Internet Assets” means any and all domain name registrations (and URLs, including all MX records associated with the same), web sites and web addresses, social media accounts and identifiers (including usernames, handles, hashtags and account names) and related rights, documentation related thereto, and applications for registration therefor.

“Inventory” is defined in the UCC.

“Investment Management Trust Agreement” means the investment management trust agreement made as of November 11, 2025, by and between Parent and the Trustee.

“IPO” means the initial public offering of Parent pursuant to a prospectus dated November 10, 2025.

“IRS” means the U.S. Internal Revenue Service.

“Law” or “Laws” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty, convention or order of general applicability of any applicable Governmental Authority, including rule or regulation promulgated thereunder.

“Leases” all leases, subleases, licenses, concessions and other occupancy agreements (written or oral) for Real Property, together with all fixtures and improvements erected on the premises leased thereby.

“Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due).

“Lien” means, all liens (statutory or other), mortgages, deeds of trust, pledges, hypothecations, assignment, deposit arrangement, encumbrances, charges, security interests, options, leases, subleases, restrictions, claims, encumbrances, easements, servitudes, preemptive rights, rights of first offer or refusal, transfer restrictions or other similar liens or encumbrances or any preferences, priorities or other agreements or preferential arrangements of any kind, whether consensual, statutory or otherwise, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon on the assets, Liabilities, condition (financial or otherwise), net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of any of the Parent Parties; (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; or (vi) any natural or man-made disaster or acts of God, including the continued outbreak of the COVID-19 virus; unless any such event, occurrence, fact, condition or change shall have a disproportionate effect on the Company and/or the Business as compared to comparable companies in the same industry.

“Merger Consideration” means One Billion Two Hundred Million Dollars ($1,200,000,000), payable as provided in and subject to the terms of this Agreement, payable in the form of Merger Consideration Shares.

“Merger Consideration Shares” means One Hundred Twenty Million (120,000,000) Purchaser Ordinary Shares issuable as payment of Merger Consideration in exchange for the Company Ordinary Shares at the Closing; each such share shall be valued at $10.00.

“Nasdaq” means The Nasdaq Stock Market, Inc.

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation, certificate of formation, articles of incorporation, articles of formation, bylaws, memorandum and articles of association, limited liability company agreement or similar organizational documents, in each case, as amended.

“Parent Class A Ordinary Share” means Class A ordinary share of Parent, par value $0.0001 each.

“Parent Class B Ordinary Share” means Class B ordinary share of Parent, par value $0.0001 each.

“Parent Ordinary Shares” means Parent Class A Ordinary Share and Parent Class B Ordinary Share.

“Parent Parties” means Parent, Purchaser and Merger Sub collectively, and “Parent Party” refers to any one of them.

“Parent Rights” means the rights to receive one-sixth (1/6) of one Parent Class A Ordinary Share upon the consummation of an initial business combination, as such term is used in the Prospectus.

“Parent Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming Parent Shares.

“Parent Shareholder Redemption Right” means the right of an eligible (as determined in accordance with the Memorandum and Articles of Association of the Parent) holder of Parent Class A Ordinary Shares to redeem all or a portion of the Parents Class A Ordinary Shares held by such holder as set forth in the Memorandum and Articles of Association of the Parent in connection with the transactions contemplated under this Agreement.

“Parent Unit” means a unit of Parent comprised of one Parent Class A Ordinary Share and one Parent Right, including all “private units” described in the Prospectus.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention, supplementary protection certificates and other patent equivalents), utility models, design patent, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions, counterparts, validations and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (b) inventions, discoveries, improvements, idea submissions and invention disclosures, and (c) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the parties of this Agreement; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts or consistent with past practice (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries or any of the Parent Parties as applicable, so encumbered, either individually or in the aggregate, and (C) that are not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries or any of the Parent Parties, as applicable, of any Contract or Law; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings (and for which adequate accruals or reserves have been established in accordance with GAAP).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data/Information” means, with respect to any natural Person, any information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws. Personal Data/Information may include by way of example, without limitation, a natural Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords.

“Privacy Laws” means all applicable United States state and federal Laws, and the laws of any Specified Market applicable to the Company or any Company Subsidiary, relating to privacy and protection of Personal Data, including, but not limited to, the Fair Credit Reporting Act, the Gramm-Leach Bliley Act, the Electronic Communications Privacy Act, and the Federal Trade Commission Act, among others, and Personal Data Protection Act of Singapore, and any and all similar state, federal and foreign Laws of any Specified Market relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, injunction, appeal, arbitration, mediation, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“Purchaser Ordinary Shares” or “Reincorporation Merger Surviving Corporation Ordinary Shares” means the ordinary shares, par value $.0001 per share, of Purchaser.

“Purchaser Rights” or “Reincorporation Merger Surviving Corporation Rights” means all Parent Rights upon their conversion into rights to receive Purchaser Ordinary Shares at the Closing.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plants and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Redeeming Parent Shares” means Parent Class A Ordinary Shares in respect of which the eligible (as determined in accordance with the Memorandum and Articles of Association of the Parent) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its Parent Shareholder Redemption Right.

“Registration Rights Agreement” means an amended and restated registration rights agreement to be entered by certain shareholders of Purchaser and PubCo as of and on the Closing Date, substantially in the form of Exhibit D hereto.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

“Sanctioned Jurisdiction” means any country or territory subject to comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region).

“Sanctions Laws” or “Sanctions” means any trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the U.S. Department of the Treasury’s Office of Foreign Assets Control or the Department of State, (b) the European Union or any European Union member state, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom, or (e) any other applicable Governmental Authority.

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List; or any similar list maintained or administered by the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union, any European Union member state, or any other Governmental Authority where the Company or any of its Subsidiaries operates), or (c) owned fifty percent (50%) or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software, applications, Databases, and programs (and all versions, releases, fixes, patches, upgrades and updates thereto, as applicable), including software compilations, data collections, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, databases, and compilations of data, operating systems, database management code, utilities, user interfaces, in each case, whether in source code, object code, as internet web sites, web content, links, or human readable form, in each case together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“Specified Market” means each jurisdiction listed on Schedule C.

“Sponsor” means Blueport Acquisition Corporation, a Nevada corporation.

“Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

“Tangible Personal Property” means all tangible personal property and interests therein, including Inventory, machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company or any Company Subsidiary.

“Tax” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, source identifiers, slogans or corporate names, together with all translations of the foregoing whether registered or unregistered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Trade Secrets” means any confidential business information which qualifies for treatment as a trade secret under applicable Laws and which may include but is not limited to qualifying concepts, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions (whether or not reduced to practice), modifications, extensions, improvements, technology, Databases and Software and other proprietary rights, in each case whether or not patentable or copyrightable (including proprietary or confidential information, customer and supplier lists, systems, practices, algorithms, formulae, knowledge, results, protocols, models, drawings, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

“UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

“$” means U.S. dollars, the legal currency of the United States.

GLOSSARY

“Act”	Section 4.3

“Acquisition Intended Tax Treatment”	Section 3.9

“Acquisition Merger”	Recitals

“Affiliate Transaction”	Section 5.34(a)

“Agreement”	Preamble

“Alternative Proposal”	Section 7.1(b)

“Alternative Transaction”	Section 7.1(b)

“Additional Parent Parties SEC Documents”	Section 6.14(a)

“Business”	Recitals

“Cayman Registrar”	Section 2.2

“Claim Notice”	Section 11.4(b)

“CRPM”	Section 2.2

“Closing”	Section 3.2

“Closing Date”	Section 3.2

“Company”	Preamble

“Company Cure Period”	Section 11.1(d)

“Company Disclosure Schedules”	Article V

“Company Dissenting Shareholders”	Section 4.5(a)

“Company Dissenting Shares”	Section 4.5(a)

“Company Excluded Shares”	Section 4.1(c)

“Company Group Member”	Section 5.26(a)

“Company Leases”	Section 5.25

“Company Shareholders”	Recitals

“D&O Indemnified Persons”	Section 7.7(a)

“Company D&O Tail Insurance”	Section 7.7(b)

“Effective Time”	Section 3.2

“Employment Agreement(s)”	Recitals

“Foreign Corrupt Practices Act”	Section 5.17(c)

“Historical Financial Statements”	Section 5.11(a)

“IP Cooperation Agreement”	Section 10.2(d)

“Key Employees”	Section 5.22(d)

“Labor Agreements”	Section 5.23(a)

“Lock-up Agreement”	Recitals

“Material Contracts”	Section 5.15(a)

“Material In-License”	Section 5.15(iv)

“Merger Sub”	Preamble

“Merger Sub Ordinary Shares”	Section 6.7(c)

“Non-U.S. Subsidiaries”	Section 9.2(c)

“Parent Cure Period”	Section 11.1(f)

“Parent”	Preamble

“Parent Dissenting Shareholder”	Section 2.11

“Parent Dissenting Shares”	Section 2.11

“Parent Equity Incentive Plan”	Section 9.7

“Parent Excluded Shares”	Section 2.6(c)

“Parent Parties Financial Statements”	Section 6.14(b)

“Parent Party Disclosure Schedules”	Article VI

“Parent Party Shareholder Approval Matters”	Section 9.5(a)

“Parent SEC Documents”	Section 6.14(a)

“Parent ROM”	Section 2.6(a)(i)

“Parent Special Meeting”	Section 9.5(a)

“Permits”	Section 5.16

“Per Share Merger Consideration”	Section 4.1(a)

“PFIC”	Section 9.2(c)

“Plan of Merger”	Section 3.2

“Principal Shareholders”	Recitals

“Prospectus”	Section 9.5(a)

“Proxy Statement/Prospectus”	Section 9.5(a)

“PubCo”	Recitals

“Purchaser”	Preamble

“Purchaser D&O Tail Insurance”	Section 7.7(b)

“RC Authorization Notice”	Section 2.11(i)

“RC Written Objection”	Section 2.11

“Reincorporation Intended Tax Treatment”	Section 2.9

“Reincorporation Merger”	Recitals

“Reincorporation Merger Effective Time”	Section 2.2

“Reincorporation Merger Surviving Corporation”	Section 2.1

“Registration Statement”	Section 9.5(a)

“Required Parent Shareholder Approval”	Section 10.1(f)

“Requisite Company Vote”	Section 5.2

“Signing Date”	Preamble

“Shareholder Support Agreement”	Recitals

“Sponsor Support Agreement”	Recitals

“Surviving Corporation”	Section 3.1

“Terminating Company Breach”	Section 11.1(d)

“Terminating Parent Breach”	Section 11.1(f)

“Trust Account”	Section 6.9

“Trust Fund”	Section 6.9

“Trustee”	Section 6.9

“Units Separation”	Section 2.6(b)

“Workplace Conduct Laws”	Section 5.17(c)

Article II
REINCORPORATION MERGER

2.1 Reincorporation Merger. At the Reincorporation Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and upon satisfaction of all the applicable provisions of Part 16 of the Cayman Companies Act including the approval, execution and filing of the CRPM (as defined in 2.2 below) and any related officer certificates, director approvals, shareholder approvals and other filings required thereunder, Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation. Purchaser as the surviving corporation after the Reincorporation Merger is hereinafter sometimes referred to as the “Reincorporation Merger Surviving Corporation”.

2.2 Reincorporation Merger Effective Time. On a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in Article X that are required to be satisfied prior to the Closing Date, the parties hereto shall cause the Reincorporation Merger to be consummated by approving, executing and filing the plan of merger (and any other documents required by the Cayman Companies Act) (collectively, the “CRPM”) with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), in accordance with the relevant provisions of the Cayman Companies Act. The effective time of Reincorporation Merger shall be the date that the CRPM has been accepted by the Cayman Registrar, or such later time as specified in the CRPM (provided that any such later time shall be a time permitted under the Cayman Companies Act) being the “Reincorporation Merger Effective Time.”

2.3 Effect of Reincorporation Merger. At the Reincorporation Merger Effective Time, the effect of Reincorporation Merger shall be as provided in this Agreement, the CRPM and the applicable provisions of the Cayman Companies Act. At the Reincorporation Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent, including the issued and outstanding shares of the Merger Sub held by Parent immediately prior to the Reincorporation Merger Effective Time shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Reincorporation Merger Surviving Corporation, which shall include the assumption by the Reincorporation Merger Surviving Corporation of any and all agreements, covenants, duties and obligations of Parent set forth in this Agreement or any other outstanding agreement to which Parent is a party to be performed after the Closing, and all securities of the Reincorporation Merger Surviving Corporation issued and outstanding as a result of the conversion under Section 2.6 hereof shall be listed on Nasdaq (on which the Parent Ordinary Shares were trading prior to Reincorporation Merger).

2.4 Charter Documents. At the Reincorporation Merger Effective Time, and without any further action on the part of Parent or Purchaser, the Memorandum and Articles of Association of Purchaser shall be amended and restated so that they read in their entirety as set forth in Exhibit E annexed hereto, and as so amended and restated, shall become the Memorandum and Articles of Association of the Reincorporation Merger Surviving Corporation. The new name of the Purchaser will be “NeoCryo Inc” or such other name as provided by Purchaser and stated in the CRPM.

2.5 Directors and Officers of the Reincorporation Merger Surviving Corporation. As of the Reincorporation Merger Effective Time, the Persons constituting the officers and directors of Parent prior to the Reincorporation Merger Effective Time shall continue to be the officers and directors of the Reincorporation Merger Surviving Corporation (and holding the same title as held at Parent) until the Effective Time.

2.6 Effect on Issued Securities of Parent.

(a)   Conversion of Parent Ordinary Shares.

(i) At the Reincorporation Merger Effective Time, each issued and outstanding Parent Ordinary Share (including the Parent Ordinary Shares from the Units Separation but other than the Parent Excluded Shares, Redeeming Parent Shares and the Parent Dissenting Shares) shall be converted automatically into one Reincorporation Merger Surviving Corporation Ordinary Share. At the Reincorporation Merger Effective Time, all Parent Ordinary Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Ordinary Shares immediately prior to the Reincorporation Merger Effective Time, as evidenced by the register of members of Parent (the “Parent ROM”), shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. Each certificate (if any) previously evidencing Parent Ordinary Shares (other than the Parent Excluded Shares, Redeeming Parent Shares and Parent Dissenting Shares) shall be exchanged for a certificate representing the same number of Purchaser Ordinary Shares upon the surrender of such certificate in accordance with Section 2.7.

(ii) Each holder of Parent Ordinary Shares (other than the Parent Excluded Shares, Redeeming Parent Shares and Parent Dissenting Shares) listed on the Parent ROM shall thereafter have the right to receive the same number of Reincorporation Merger Surviving Corporation Ordinary Shares only.

(b) Conversion of Parent Rights; Treatment of Parent Units. At the Reincorporation Merger Effective Time, (i) all Parent Units will separate into their individual components of Parent Ordinary Shares and Parent Rights, and will cease separate existence and trading (the “Units Separation”), (ii) each issued and outstanding Parent Right shall be converted into one Reincorporation Merger Surviving Corporation Right, and will cease separate existence and trading. Each of the Reincorporation Merger Surviving Corporation Rights shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Rights, that are outstanding immediately prior to the Reincorporation Merger Effective Time. At or prior to the Reincorporation Merger Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Reincorporation Merger Surviving Corporation Rights remain outstanding, a sufficient number of Purchaser Ordinary Shares for delivery upon the conversion of the Reincorporation Merger Surviving Corporation Rights at the Closing.

(c)   Cancellation of Parent Ordinary Shares Owned by Parent. At the Reincorporation Merger Effective Time, if there are any Parent Ordinary Shares that are owned by Parent as treasury shares immediately prior to the Reincorporation Merger Effective Time (the “Parent Excluded Shares”), such shares shall be canceled and extinguished without any conversion thereof or payment therefor. In addition, as of the Reincorporation Merger Effective Time, the one (1) share of Purchaser owned by Parent immediately prior to the Reincorporation Merger Effective Time shall be automatically cancelled and extinguished without any conversion or consideration delivered in exchange therefor.

(d) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Reincorporation Merger Surviving Corporation, Parent or any other Party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7 Surrender of Parent Ordinary Shares. All securities issued upon the surrender of the Parent Ordinary Shares in accordance with the terms hereof, and upon the relevant entries being made in the register of members of the Reincorporation Merger Surviving Corporation, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the Parent Ordinary Shares shall also apply to the Reincorporation Merger Surviving Corporation Ordinary Shares so issued in conversion.

2.8 Lost, Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities as the case may be, upon the affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.7; provided, however, that the Reincorporation Merger Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to execute and deliver a deed of indemnity in respect of such lost, stolen or destroyed certificates in the form required by the Reincorporation Merger Surviving Corporation as indemnity against any claim that may be made against it with respect to the certificates alleged to have been lost, stolen or destroyed.

2.9 Section 368 Reorganization. For U.S. federal income tax purposes, Parent and Purchaser intend that the Reincorporation Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code to which each of Parent and the Purchaser is a party under Section 368(b) of the Code (the “Reincorporation Intended Tax Treatment”). Parent and Purchaser hereby (i) adopt this Agreement as a “plan of reorganization” with respect to the Reincorporation Merger within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Reincorporation Intended Tax Treatment, unless otherwise required by a Taxing Authority in connection with an audit. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, Parent and Purchaser acknowledge and agree that no party is making any representation or warranty as to the qualification of Reincorporation Merger for the Reincorporation Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Reincorporation Merger Effective Time has or may have on any such reorganization status. Each of the Parent and Purchaser acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation Merger is determined not to qualify for the Reincorporation Intended Tax Treatment.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Reincorporation Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Reincorporation Merger Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.11 Dissenter’s Rights. No Person who has validly exercised their dissenters’ rights in respect of the Reincorporation Merger pursuant to section 238 of the Cayman Companies Act (each a “Parent Dissenting Shareholder”) shall be entitled to receive the securities of Purchaser in accordance with Section 2.6(a) and (b), as applicable with respect to the shares of Parent owned by such Person (“Parent Dissenting Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s dissenters’ rights under the Cayman Companies Act. Notwithstanding anything herein, all dissent rights procedures under this Section shall be conducted strictly in accordance with section 238 of the Companies Act, and nothing in this Agreement shall require any party to take any action inconsistent with the Companies Act. Each Parent Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in section 238 of the Cayman Companies Act with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder. If any Parent shareholder gives to Parent, before the Required Parent Shareholder Approval is obtained at the Parent Special Meeting, written objection to the Reincorporation Merger (each, an “RC Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act:

(i) Parent shall retain full control of all strategy, negotiation and settlement of any Parent dissent proceedings;

(ii) Parent shall, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the Reincorporation Merger (the “RC Authorization Notice”) to each such Parent shareholder who has made a RC Written Objection. Parent shall also maintain a record of all Parent shareholders who have delivered an RC Written Objection by reference to the register of members of Parent, and

(iii)   unless the Parent and the Company elect by agreement in writing to waive this Section 2.11, no party shall be obligated to commence the Reincorporation Merger, and the CRPM shall not be filed with the Registrar of Companies of the Cayman Islands, until at least twenty (20) days shall have elapsed since the date on which the RC Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 10.1, Section 10.2 and Section 10.3.

2.12 Redeeming Parent Shares. Each Redeeming Parent Share issued and outstanding immediately prior to the Reincorporation Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid a pro rata share of the Parent Shareholder Redemption Amount in accordance with Memorandum and Articles of Association of the Parent.

Article III
ACQUISITION MERGER

3.1 Acquisition Merger. Upon and subject to the terms and conditions set forth in this Agreement, at least one (1) Business Day after the consummation of the Reincorporation Merger at such date and time as the Company and the Parent Parties may mutually agree upon and in accordance with the applicable provisions of the Cayman Companies Act, Merger Sub, as a direct wholly-owned subsidiary of Purchaser immediately prior to the Effective Time, shall be merged with and into the Company. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Acquisition Merger (the “Surviving Corporation”) under the Cayman Companies Act and become a wholly owned subsidiary of Purchaser. The Reincorporation Merger Surviving Corporation upon and following the Acquisition Merger is hereinafter sometimes referred to as “PubCo”.

3.2 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Acquisition Merger (the “Closing”) shall take place at least one (1) Business Day after the consummation of the Reincorporation Merger at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, or at such other place and time as the Company and the Parent Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall approve and execute a plan of merger (and any other documents required by the Cayman companies Act) (collectively, the “Plan of Merger”) in form and substance acceptable to the Parent Parties and the Company, and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Merger with the Cayman Registrar in accordance with the provisions of the Cayman Companies Act. The Acquisition Merger shall become effective at the time when the Plan of Merger is accepted by the Cayman Registrar in accordance with the Cayman Companies Act, or such other time as specified in the Plan of Merger (the “Effective Time”).

3.3 Board of Directors.

(a)   Board of Directors of PubCo. Upon and immediately following the Effective Time, PubCo’s board of directors shall consist of at least five (5) directors, a majority of whom shall be independent directors under Nasdaq rules. Sponsor shall have the right, but not the obligation, to designate, or cause to be designated, one (1) director to serve as an independent director of PubCo, and the Company shall have the right, but not the obligation, to designate, or cause to be designated, the remaining directors.

(b) Board of Directors of the Surviving Corporation. Immediately after the Closing, the Surviving Corporation’s board of directors shall consist of directors of the Company immediately prior to the Effective Time.

3.4 Effect of the Acquisition Merger. At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub set forth in this Agreement to be performed after the Effective Time.

3.5 Charter Documents.

(a)   Memorandum and Articles of Association of the Surviving Corporation. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the Memorandum and Articles of Association of the Company shall become the Memorandum and Articles of Association of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

3.6 Register of Members. At the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Ordinary Shares on the records of the Company.

3.7 Rights Not Transferable. The rights of the Company Shareholders with respect to their Company Ordinary Shares as of immediately prior to the Effective Time are personal to each such Shareholder and shall not be assignable or otherwise transferable for any reason (except (i) by operation of Law or (ii) in the case of a natural Person, by will or the Laws of descent and distribution). Any attempted transfer of such right by any Shareholder (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

3.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.9 Section 368 Reorganization. For U.S. federal income tax purposes, each of the parties intends that the Acquisition Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Purchaser, Merger Sub and the Company is a party under Section 368(b) of the Code (the “Acquisition Intended Tax Treatment”). The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” with respect to the Acquisition Merger within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Acquisition Intended Tax Treatment, unless otherwise required by a Taxing Authority in connection with an audit. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Acquisition Merger for the Acquisition Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Acquisition Merger Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Acquisition Merger is determined not to qualify for the Acquisition Intended Tax Treatment.

3.10 Transfers of Ownership. If any certificate for Reincorporation Merger Surviving Corporation Ordinary Shares is to be issued in a name other than that in which the Company Ordinary Share certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Reincorporation Merger Surviving Corporation or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Reincorporation Merger Surviving Corporation in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Reincorporation Merger Surviving Corporation or any agent designated by it that such tax has been paid or is not payable.

Article IV
CONSIDERATION

4.1 Conversion of Shares.

(a)   Conversion of Company Ordinary Shares. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of Parent, Purchaser, Merger Sub or the Company, each Company Ordinary Share issued and outstanding immediately prior to the Effective Time (other than Company Excluded Shares and Company Dissenting Shares) shall be canceled and automatically converted into the right to receive, without interest, the applicable number of Merger Consideration Shares for such number of Company Ordinary Shares as specified in this Agreement (the “Per Share Merger Consideration”). For avoidance of any doubt, after the Effective Time, each Company Shareholder will cease to have any rights with respect to the Company Ordinary Shares, except the right to receive the Merger Consideration Shares.

(b) Share Capital of Merger Sub. At the Effective Time, the one (1) share of Merger Sub owned by the Reincorporation Merger Surviving Corporation immediately prior to the Effective Time will, by virtue of the Acquisition Merger and without further action on the part of the Reincorporation Merger Surviving Corporation, be converted into and become one ordinary share of the Surviving Corporation (and such share of the Surviving Corporation into which the one Merger Sub Ordinary Share is so converted shall be the only share of the Surviving Corporation that is issued and outstanding immediately after the Effective Time). The certificate evidencing ownership of Merger Sub Ordinary Shares will, as of the Effective Time, evidence ownership of such share(s) of ordinary shares of the Surviving Corporation.

(c)   Treatment of Certain Company Shares. At the Effective Time, all Company Ordinary Shares that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries as of immediately prior to the Effective Time (collectively, the “Company Excluded Shares”) shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.

(d) No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)   Surrender of Certificates. All securities issued upon the surrender of Company Ordinary Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Ordinary Shares shall also apply to the Merger Consideration Shares so issued in conversion.

(f)   Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Ordinary Shares shall have been lost, stolen or destroyed, PubCo shall issue in exchange for such lost, stolen or destroyed certificates or securities as the case may be, upon the affidavit of that fact by the holder thereof such securities, as may be required pursuant to Section 4.1(e); provided, however, that PubCo may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to execute and deliver a deed of indemnity in respect of such lost, stolen or destroyed certificates in the form required by PubCo as indemnity against any claim that may be made against it with respect to the certificates alleged to have been lost, stolen or destroyed.

(g) Adjustments in Certain Circumstances. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding securities of the Company, the Parent Ordinary Shares or the Purchaser Ordinary Shares shall occur (other than the issuance of additional shares of the Company or Parent or Purchaser as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent, Purchaser, Merger Sub or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

4.2 Issuance of Merger Consideration Shares.

(a)   No Issuance of Fractional Shares. No certificates or scrip representing fractional shares will be issued pursuant to the Acquisition Merger, and instead any such fractional share that would otherwise be issued will be rounded down to the nearest whole share.

(b) Issuance of Merger Consideration Shares. As of the Closing Date, PubCo shall issue the Merger Consideration Shares to the Company Shareholders.

4.3 Intentionally Omitted.

4.4 Withholding. The parties shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, Treasury Regulations, or under any applicable provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted, withheld and timely paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, the parties shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

4.5 Company Dissenter’s Rights.

(a)   Notwithstanding anything in this Agreement to the contrary and to the extent available under the Cayman Companies Act, all Company Ordinary Shares that are issued and outstanding immediately prior to the Effective Time and that are held by any Person who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Acquisition Merger in accordance with Section 238 of the Cayman Companies Act (the “Company Dissenting Shares” and holders of Company Dissenting Shares being referred to as “Company Dissenting Shareholders”), shall be cancelled and cease to exist at the Effective Time, shall not be entitled to receive the applicable Per Share Merger Consideration under Section 4.1(a) and shall instead be entitled to receive only the payment of the fair value of such Company Dissenting Shares held by them determined in accordance with Section 238 of the Cayman Companies Act.

(b) For the avoidance of doubt, all Company Ordinary Shares held by the Company Dissenting Shareholders who shall have failed to exercise or who shall have effectively withdrawn or lost their dissenter rights under Section 238 of the Cayman Companies Act shall thereupon (i) not be deemed to be Company Dissenting Shares, and (ii) be cancelled and cease to exist in exchange for, at the Effective Time, the right to receive the applicable Per Share Merger Consideration under Section 4.1(a) in the manner provided in Section 4.2.

(c) The Company shall provide to the Reincorporation Merger Surviving Corporation, (i) reasonably prompt notice of any notices of objection or notices of dissent to the Acquisition Merger or demands for appraisal under Section 238 of the Cayman Companies Act received by the Company, attempted withdrawals of such notices, dissents or demands, and any other instruments served pursuant to the Cayman Companies Act and received by the Company relating to the exercise of any rights to dissent from the Acquisition Merger or appraisal rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such notice of dissenter’s right or demands for appraisal under the Cayman Companies Act. The Company shall not, except with the prior written consent of the Reincorporation Merger Surviving Corporation, make any offers or payment with respect to any exercise by a Company Shareholder of its rights to dissent from the Acquisition Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(d) In the event that any written notice of objection to the Acquisition Merger is served on the Company by any Company Shareholder pursuant to Section 238(2) of the Cayman Companies Act, the Company shall give written notice of the authorization of the Acquisition Merger to each such Company Shareholder within twenty (20) days of obtaining the Requisite Company Vote (as defined below), pursuant to and in accordance with Section 238(4) of the Cayman Companies Act.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Parent Parties simultaneously with the execution of this Agreement and later on the Closing Date (the “Company Disclosure Schedule(s)”), the Company hereby represents and warrants to the Parent Parties, jointly and severally, that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date, respectively (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to a particular schedule shall be deemed to be an exception to the representations and warranties of the relevant part(ies) that are contained in the corresponding section of this Agreement only; provided that where it is reasonably apparent on the face of a disclosure under a particular schedule that such disclosure is, or may be reasonably determined to be, relevant to the matters described under any other sections of this Agreement, such disclosure may also be deemed to be relevant to such other sections. References to Schedules in this Article V shall, unless otherwise provided, be to the Company Disclosure Schedules.

5.1 Corporate Existence and Power. The Company is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. The Company and each Company Subsidiary has all requisite power and authority, corporate and otherwise, and, except as set forth on Schedule 5.1, each of them possesses all Permits, necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.1, the Company and each Company Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary. Schedule 5.1 lists all jurisdictions in which the Company and each Company Subsidiary is registered to conduct business as a foreign company or other entity.

5.2 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and all Additional Agreements to which the Company is or shall be a party have been duly authorized by all necessary action on the part of the Company, subject to the authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby by way of a special resolution of the Company Shareholders passed by holders of Company Ordinary Shares holding a majority of not less than two-thirds of votes at a general meeting of the Company or the unanimous written resolutions of holders of all Company Ordinary Shares in accordance with the Organizational Documents of the Company and the Cayman Companies Act (the “Requisite Company Vote”). This Agreement, and each of the Additional Agreements to which it is a party, will constitute, upon execution and delivery by all parties, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms.

5.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority other than (i) the filing of the CRPM, the Plan of Merger and other related documents required by the Cayman Companies Act with the Cayman Registrar and the publication of notification of the Reincorporation Merger and the Acquisition Merger in the Cayman Islands Government Gazette pursuant to the Cayman Companies Act; and (ii) the SEC or Nasdaq approval required to consummate the transactions contemplated hereunder.

5.4 Non-Contravention. Except as set forth on Schedule 5.4, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the Organizational Documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company are entitled under any provision of any Permit, Material Contract or other instrument or obligations binding upon the Company or by which any of the Company Ordinary Shares or any of the Company’s assets is or may be bound, (c) result in the creation or imposition of any Lien on any of the Company Ordinary Shares, (d) cause a loss of any material benefit relating to the Business to which the Company is or may be entitled under any provision of any Permit or Contract binding upon the Company, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s material assets, in the cases of (a) to (e), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

5.5 Capitalization. (a) The authorized share capital of the Company is 500,000,000 Company Ordinary Shares, of which 130,108,235 shares are issued and outstanding as of the date hereof. All of the issued and outstanding Company Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights and have not been issued in violation of any preemptive or similar rights of any Person. The only Company Ordinary Shares that will be issued and outstanding immediately after the Closing will be the Company Ordinary Shares owned by Reincorporation Merger Surviving Corporation. Except for the Company Ordinary Shares, no other class in the share capital of the Company is or ever has been authorized or issued or outstanding.

(a)   Except as set forth on Schedule 5.5(b), there are no (a) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, restricted stock agreements, plans or other agreements of any kind providing for the purchase, issuance or sale of any Company Ordinary Shares; or (b) agreements with respect to any of the Company Ordinary Shares, including any voting trust, other voting agreement or proxy with respect thereto other than the Additional Agreements.

5.6 Subsidiaries. Schedule 5.6 sets forth the name of each Company Subsidiary, and with respect to each Company Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 5.6, (i) all of the outstanding equity securities of Company Subsidiary are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Company Subsidiary other than the Organizational Documents of any such Company Subsidiary and Additional Agreements; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Company Subsidiary is a party or which are binding upon any Company Subsidiary providing for the issuance or redemption of any shares or other equity interests or convertible equity interests in or of any Company Subsidiary; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Company Subsidiary; (v) subject to applicable Laws, no Company Subsidiary has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Schedule 5.6, the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement; and (viii) except as set forth on Schedule 5.6, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.7 Organizational Documents. Copies of the Organizational Documents of the Company and each Company Subsidiary have heretofore been made available to the Parent Parties, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Neither the Company nor any Company Subsidiary has taken any action in violation of its Organizational Documents.

5.8 Corporate Records. The register of members or shareholders, or the equivalent documents of the Company and of each Company Subsidiary, and all proceedings of the Company’s and each Company Subsidiary’s board of directors occurring since their respective dates of inception, including committees thereof, and all consents to actions taken thereby, relating to all issuances and transfers of stock or shares, or material assets by the Company and each such Company Subsidiary, have been made available to the Parent Parties, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company or the Company Subsidiary, as applicable.

5.9 Assumed Names. Schedule 5.9 sets forth a complete and correct list of all assumed or “doing business as” names currently or previously used by the Company and each Company Subsidiary, including names on any websites. None of the Company or any Company Subsidiary has used any assumed or “doing business as” name other than the names listed on Schedule 5.9 to conduct the Business.

5.10 Consents. No Material Contracts binding upon the Company or by which any of the Company Ordinary Share, or any of the Company’s assets are bound, require a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby.

5.11 Financial Statements; Internal Controls.

(a)   Attached hereto as Schedule 5.11(a) are true, fair and complete copies of the unaudited consolidated balance sheets of the Company, and the related statements of operations, changes in shareholders’ equity and cash flows, as at and for the fiscal years ended March 31, 2025 and March 31, 2024 (the “Historical Financial Statements”).

(b) Except as set forth on Schedule 5.11(b), the Historical Financial Statements (i) fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except for the absence of footnotes and other presentation items for normal year-end adjustments), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries. The Audited Financial Statements when delivered by the Company for inclusion in the Proxy/Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.5, will comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c)   Except as set forth on Schedule 5.11(c), neither the Company nor any director or officer of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any independent auditor of the Company or its Subsidiaries, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d) The Company maintains a system of internal accounting controls which is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)   Except as set forth on Schedule 5.11(e), there are no outstanding loans or other extensions of credit made by the Company or its Subsidiaries to any of their respective executive officers (as defined in Rule 3b-7 under the Exchange Act) or any director of the Company or its Subsidiaries.

5.12 Absence of Certain Changes. Except as set forth on Schedule 5.12 or contemplated by this Agreement, any Additional Agreements or in connection with the transactions contemplated hereby and thereby, (a) the Company has conducted the Business in the ordinary course consistent with past practices; (b) there has not been any Material Adverse Effect; (c) the Company has not taken any action nor has any event occurred which would have violated the covenants of the Company set forth in this Agreement if such action had been taken or such event had occurred between the date hereof and the Closing Date.

5.13 Properties; Title to the Company’s Assets.

(a)   The Tangible Personal Property have no material defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto; and all of the Tangible Personal Property is owned by the Company or the Company Subsidiaries and in the control of the Company or its employees.

(b) The Company has good, valid and marketable title in and to, or in the case of the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Historical Financial Statements, other than as would not reasonably be expected to be material to the Company or its Business. No such asset is subject to any Liens other than Permitted Liens. The Company’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, necessary for the Company to materially operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

5.14 Litigation. Except as set forth on Schedule 5.14, (i) there is no Action (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company, any Company Subsidiary, any of their respective officers or directors, or the Business, before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements; (ii) there are no outstanding Governmental Order against the Company or any Company Subsidiary, or the Business; and (iii) neither the Company nor any Company Subsidiary is, or has been since July 7, 2023, subject to any Proceeding with any Governmental Authority or to the knowledge of the Company, with non-governmental private Person or entity.

5.15 Contracts

(a)   Schedule 5.15(a) lists all material Contracts, oral or written (collectively, the “Material Contracts”, and each a “Material Contract”) to which the Company and/or any Company Subsidiary is a party, which are currently in effect and constitute the following (if and to the extent applicable, and with all references to the “Company” also applicable to any Subsidiary):

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $500,000 or more individually (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company or other Person, under which the Company (A) has continuing obligations for payment of annual compensation to executive-level employees, (B) has continuing obligations for payment of annual compensation of at least $150,000 to any employee (other than at will employee), or (C) has continuing obligations to make a payment of annual compensation of at least $150,000 to any consultant or sales representative (other than to any employee);

(iii)   all Contracts pertaining to any acquisitions or dispositions of assets (other than in the ordinary course of business) or of third party equity by the Company, and all such Contracts regardless of date that provide for any currently existing or future payments, step-ups, options, or other executory obligations of any acquisition or disposition of assets or of third party equity by the Company;

(iv) Contracts (A) under which the Company or any of its Subsidiaries is currently: (1) licensing or otherwise providing the right to use to any third party any Company Owned IP, or (2) licensing or otherwise receiving the right to use from any third party any material Intellectual Property, with the exception of (aa) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by the Company, with a dollar value individually not in excess of $250,000, (bb) any Contract related to open source software, or (cc) any Contract under which the Company licenses any of its Intellectual Property in the ordinary course of business (collectively, the Contracts within the scope of this sub-clause (5.15(a)(iv)(A)(2), the “Material In-License”), and (B) under which the Company or any of its Subsidiaries has entered into an agreement not to assert or sue with respect to any Intellectual Property;

(v) all Contracts that bind the Company or any Company Subsidiary to secrecy, confidentiality and nondisclosure obligations or that limit the freedom or contain covenants of the Company or any Subsidiary prohibiting or limiting the right of the Company or any Subsidiary to engage, compete with, operate its Business in any line of business or with any Person or in any geographic area;

(vi) Any Contract that (A) grants to any third Person any “most favored nation rights”; or (B) grants to any third Person (except for any Company Subsidiary) price guarantees;

(vii) all Contracts with or pertaining to the Company to which any Shareholder or Principal Owner is a party, other than those Contracts identified under subsection (xv);

(viii) the Company Leases and all Contracts pertaining to Tangible Personal Property in an amount of $500,000 or more;

(ix) Contracts in connection with the waiver, compromise, or settlement of any Proceeding or Action involving payment of an amount greater than $100,000 that remains outstanding as of the date of this Agreement;

(x) Contracts with any Governmental Authority;

(xi) any Contract relating to the establishment of a joint venture, strategic alliance, revenue-sharing partnership, or similar arrangement;

(xii) Contracts granting to any Person (other than the Company or any Company Subsidiary) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests or any other property of or in the Company or any Company Subsidiary;

(xiii) all Contracts with a labor union, labor organization, or works council;

(xiv)   Contracts containing covenants of the Company or any of its Subsidiaries (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company or any of its Subsidiaries ability to conduct their business with any Person in any geographic area in any material respect, in each case, in an amount of over $500,000; and

(xv) all Contracts pertaining to Indebtedness of the Company or any Company Subsidiary in excess of $500,000, and all Contracts pertaining to the guaranty of any such Indebtedness by any Shareholder or Affiliate of any Shareholder or of the Company (including any Principal Owner) or any Company Subsidiary in excess of $200,000.

(b) (i) Each Material Contract is a valid, legal and binding agreement, and is in full force and effect, and except as set forth on Schedule 5.15(b), neither the Company nor, to the Company’s knowledge, any other party thereto, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company and any Company Subsidiary have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts, (iii) the Company has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company’s assets, (iv) no Material Contract (A) requires the Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to any Parent Party or any of its Affiliates, and (v) neither the Company nor any Company Subsidiary has received any written or oral claim or notice of termination, cancellation or breach of or default under any Material Contract.

(c)   None of the execution, delivery or performance by the Company of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company is entitled under any provision of any Material Contract.

(d) The Company is in compliance with all material covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

5.16 Licenses and Permits. Except set forth on Schedule 5.16, or as would otherwise not reasonably be expected, individually or in the aggregate, have a Material Adverse Effect, the Company has obtained and maintained all licenses, franchises, permits, orders, approvals authorizations, registrations, of any Governmental Authority, and made all applicable submissions, notifications, and filings to any Governmental Authority required for the conduct or other similar authorization necessary to operate the Business (the “Permits”). The Permits are valid and in full force and effect, and none of the Permits will, assuming any requisite third-party consent has been obtained or waived prior to the Closing Date (if and to the extent applicable), be terminated or impaired or become terminable solely as a result of the transactions contemplated hereby.

5.17 Compliance with Laws.

(a)   Except as set forth on Schedules 5.17(a), the Company and, to the knowledge of the Company, all representative and such other Persons acting on behalf of the Company, is currently, or has been since July 7, 2023, in compliance in all material respect of all applicable Laws.

(b) Other than as set forth on Schedules 5.17(b), or as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, since July 7, 2023, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by the Company or any Company Subsidiary of, or failure on the part of the Company or any Company Subsidiary to comply with, or any liability suffered or incurred by the Company or any Company Subsidiary in respect of any violation of or noncompliance with, any Laws or policies by any Governmental Authority that are or were applicable to the Company or any Company Subsidiary or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action by any Governmental Authority is pending, or to the knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company or any Company Subsidiary.

(c)   Except as set forth on Schedule 5.17(c), the Company has not been threatened in writing or, to the Company’s knowledge, orally charged with, or given written or, to the Company’s knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Governmental Authority. Subject to Schedules 5.17(a) and 5.17(c), and without limiting the generality of the foregoing, the Company is, and since July 7, 2023, has been, in compliance in all material respects with: (i) every Law applicable to the Company due to the specific nature of the Business, including Privacy Laws; (ii) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Anti-Corruption Laws applicable to the Company; and (iii) every Law regulating or covering conduct in the workplace (“Workplace Conduct Laws”), including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. To the Company’s knowledge, the Company is not under any investigations with respect to Privacy Laws, the Foreign Corrupt Practices Act, or Workplace Conduct Laws by any Governmental Authority.

5.18 Intellectual Property.

(a)   Schedule 5.18(a) lists each item of Company Owned IP that is registered or applied-for and pending with a Governmental Authority by the Company or any Company Subsidiary as of the date of this Agreement, specifying as to each item, as applicable (i) the jurisdiction/registrar, registration/application number, title, filing date, issuance date, expiration date, and status; (ii) the owner; and (iii) any actions that must be taken in the six (6) months after the Closing with respect to each of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates. The Company or such Company Subsidiary, is the sole and exclusive beneficial and record owner of all of the items of Company Owned IP, and, to the knowledge of the Company or such Company Subsidiary, all such Company Owned IP is subsisting and is valid and enforceable.

(b) Except as would not be expected to be material to the Company and Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary or material for the continued conduct of the business of the Company or such Company Subsidiary in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof.

(c)   In respect of any Material In-Licenses granting the Company or any Company Subsidiary the right to use any Intellectual Property reasonably necessary for the continued conduct of the business of the Company or such Company Subsidiary in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof (including all amendments, novations, supplements or replacements to such Material In-Licenses), to the knowledge of the Company or such Company Subsidiary: (i) such Material In-Licenses are in full force and effect, with no termination notice having been received by the Company or such Company Subsidiary thereunder; (ii) to the knowledge of the Company or such Company Subsidiary, no circumstances exist or have existed which entitle the licensor party to terminate or vary such Material In-Licenses; and (iii) the material obligations of the Company or the Company Subsidiary under such Material In-Licenses have been complied with; in each case except as would not have a Material Adverse Effect.

(d) The Company and any Company Subsidiary, have not, within the twelve (12) months prior to the date hereof, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, and there is no Action pending to which the Company or any Company Subsidiary is a named party, or as to which the Company or any Company Subsidiary has received a threat in writing, alleging the infringement, misappropriation or other violation by the Company or any Company Subsidiary of any Intellectual Property of any third Person, in each case except as would not have a Material Adverse Effect.

(e)   Except as set forth on Schedule 5.18(e) or except as would not have a Material Adverse Effect, to the knowledge of the Company and Company Subsidiaries, (i) no Person is infringing upon, misappropriating or otherwise violating any material Company Owned IP in any material respect, and (ii) the Company or any Company Subsidiary has not sent to any Person within the last twelve (12) months any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Company Owned IP.

(f)   The Company and the Company Subsidiaries have taken commercially reasonable measures to protect the confidentiality of Trade Secrets and other confidential information included in Company Owned IP that are material to the business of the Company and the Company Subsidiaries (taken as a whole). To the knowledge of the Company and the Company Subsidiaries, there has not been any unauthorized disclosure of or unauthorized access to any material Trade Secrets or other material confidential information of the Company or such Company Subsidiary to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information, except as would not have a Material Adverse Effect.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company and Company Subsidiaries: (i) no Person who was involved in, or who contributed to, the creation or development of any Company Owned IP owed (at the time of such involvement or contribution) or owes any duty or rights to any Governmental Authority, or any military, university, college or other educational institution or a research center, in each case, which may affect the Company’s or any Company Subsidiary’s full ownership of or its right to use or commercialize any such Company Owned IP or may impose any restrictions or obligations on the Company or any Company Subsidiary in respect thereof; and (ii) no facilities, funding or property of any military, university, college, other educational institution or research center or other Governmental Authority was received by or for the Company or any Company Subsidiary or used in the development of any Company Owned IP; and no Governmental Authority nor any military, university, college, other academic institution or research center owns, purports to own, has any other rights in or to, or any option to obtain any rights in or to, any Company Owned IP.

(h) Except as would not have a Material Adverse Effect, with respect to the Software and Business Systems under the exclusive control of the Company or any Company Subsidiary, to the knowledge of such entity, no such Software and Business Systems contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of such entity or customers of such entity.

(i) Except as would not have a Material Adverse Effect to the Company and Company Subsidiaries, taken as a whole, the use and distribution by each of the Company and Company Subsidiaries, of (i) software developed by or on behalf of the Company or any Company Subsidiary, taken as a whole, and (ii) Open Source Materials, is, to the knowledge of the Company and the Company Subsidiaries, taken as a whole, in material compliance with all Open Source Licenses applicable thereto. Except as would not have a Material Adverse Effect, each of the Company and each Company Subsidiary, has not used any Open Source Materials in a manner that requires any material software or Intellectual Property owned by such Company or Company Subsidiary to be subject to Copyleft Licenses.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Person who has contributed to the creation or development of any Company Owned IP has executed and delivered a valid and enforceable written agreement, pursuant to which such Person has assigned to the Company or any Company Subsidiary all of such Person’s rights, title and interest in and to all such Company Owned IP and waived any and all rights to royalties or other consideration or non-assignable rights with respect to all such Company Owned IP. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company and any Company Subsidiary, no such Person is in violation of any such agreement. No current or former employees or independent contractors of the Company or any Company Subsidiary have claimed any ownership interest in any Company Owned IP that is material to the business of the Company. To the knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company Owned IP that is material to the Business.

5.19 Distributors. Except as provided on Schedule 5.19, since July 7, 2023, no third party distributor of any Company Product who purchases Company Products and sells such Company Products to consumers has terminated any distributorship and/or sale and purchase Contract with the Company or any Company Subsidiary and the Company and the Company Subsidiaries have not terminated any distributorship and/or sale and purchase Contract with any third party distributors.

5.20 Accounts Receivable and Payable; Loans.

(a)   All accounts receivables and notes of the Company reflected on the Historical Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company in the ordinary course of business consistent with past practice. The accounts payable of the Company reflected on the Historical Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) To the knowledge of the Company, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note as reflected in the Historical Financial Statements that could reasonably result in a Material Adverse Effect. To the Company’s knowledge, all accounts, receivables or notes as reflected in the Historical Financial Statements are good and collectible in the ordinary course of business.

(c)   Except as set forth on the Historical Financial Statements, the Company is not indebted to any of its Affiliates and no Affiliates are indebted to the Company.

5.21 Pre-payments. The Company has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

5.22 Employees; Employee Benefits.

(a)   Neither the Company nor any Company Subsidiary is a party to or subject to any collective bargaining agreement, non-competition agreement restricting the activities of the Company, or any similar agreement, and there has been no activity or Proceeding by a labor union or representative thereof to organize any employees of the Company.

(b) There are no pending or, to the knowledge of the Company, threatened claims or Proceedings against the Company or any Company Subsidiary under any worker’s compensation policy or long-term disability policy.

(c)   Neither the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is a party nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of the Company, provided that this Section 5.22(c) does not apply to the proposed incentive plan of PubCo attached hereto as Exhibit F.

(d) Schedule 5.22(d) contains a list of all Company or Company Subsidiary executive-level (including any division director and vice president-level position) employees (the “Key Employees”) by employee name, employer, office location, year of initial employment, 2025 base salary, and 2025 bonus amounts. No employee of the Company or of any Company Subsidiary works or resides in the United States.

(e)   Employment Matters. Schedule 5.23(a) sets forth a true and complete list of (i) the form of employment agreement and the form of consultant, independent contractor and/or commission agreement now in effect that have established effective employment between all consultants, independent contractors and the Company or any Company Subsidiary under applicable Law, (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company or any Company Subsidiary now in effect or under which the Company or any Company Subsidiary has any obligation, and(iii) any employment agreement or understanding between the Company or any Company Subsidiary and any Key Employee concerning the terms of such Key Employee’s employment that does not apply to the Company’s employees generally or deviate from the Company’s form of employment agreement described in subsection (i) (collectively, the “Labor Agreements”). The Company has previously delivered to the Parent Parties true and complete copies of such forms of Labor Agreements and each generally applicable employee handbook or policy statement of the Company.

(f)   Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:

(i) to the knowledge of the Company, no current employee of the Company or any Company Subsidiary, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer;

(ii) the Company and each Company Subsidiary has complied in all respects with any applicable Laws relating to the employment or engagement of employees, contractors, or other services providers or labor; and

(iii)   there is no pending representation question or union organizing activity, or any claim, litigation, charge, arbitration, or complaint respecting employees of the Company or any Company Subsidiary.

5.23 Withholding. All obligations of the Company and any Company Subsidiary applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company or any Company Subsidiary to trusts or other funds or to any Governmental Authority, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. All reasonably anticipated obligations of the Company and any of its Subsidiaries with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of Business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company or the applicable Company Subsidiary prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.24 Real Property. Schedule 5.25 sets forth a list of all Leases to which the Company or a Company Subsidiary is a party (“Company Leases”) and are currently in effect. With respect to each Company Lease, as the case may be: (i) each Company Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the lessee or, to the knowledge of the Company, any landlord or sub-landlord, as applicable; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company or a Company Subsidiary, as the case may be, holds the leasehold estate on the Company Leases free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. To the knowledge of the Company, no Person, other than the Company or any Company Subsidiary, has any right to use or occupy the Real Property subject to any Company Lease or any portion thereof. Except as set forth on Schedule 5.25, the Company and its Subsidiaries do not own any real property.

5.25 Tax Matters.

(a)   (i) Each of the Company and Company Subsidiaries (each a “Company Group Member”) has duly filed all income and other material Tax Returns which are required to be filed by it, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or to the knowledge of the Company, proposed in writing, with respect to Taxes of any Company Group Member; (iv) no statute of limitations in respect of the assessment or collection of Taxes of any Company Group Member for which a Lien may be imposed on any Company Group Member’s assets has been waived or extended (other than Permitted Liens or pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) to the knowledge of each Company Group Member, such Company Group Member has withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by such Company Group Member in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) no Company Group Member has requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of any Company Group Member; (viii) no Company Group Member has received any written request from a Taxing Authority in a jurisdiction where a Company Group Member has not paid any Tax or filed Tax Returns asserting that such Company Group Member is or may be subject to Tax in such jurisdiction; (ix) no Company Group Member is a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of Business consistent with past practices, the primary purpose of which is not related to Taxes); (x) no Company Group Member has liability for the Taxes of any other Person (other than a Company Subsidiary): (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xi) no Company Group Member is a (1) “controlled foreign corporation” as defined in Section 957 of the Code, or (2) “passive foreign investment company” within the meaning of Section 1297 of the Code; (xii) during the two (2)-year period ending on the date of this Agreement, no Company Group Member was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code; (xiii) no Company Group Member holds any “United States real property interests” within the meaning of Section 897(c) of the Code; (xiv) no Company Group Member has, or has ever had, a permanent establishment in any country other than the country of its organization, and is not, and has never been, subject to income Tax in a jurisdiction outside the country of its organization on the basis of having a permanent establishment, office or fixed place of business, employees or agents present, or otherwise as a tax resident in such jurisdiction; and (xv) no Company Group Member has been a party to any “listed transaction” or failed to report any “reportable transaction” as such terms are defined in Section 6707A(c)of the Code and Treasury Regulation Section 1.6011-4(b) and as such report is required pursuant thereto.

(b) No Company Group Member is aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Acquisition Merger from qualifying for the Acquisition Intended Tax Treatment.

(c)   No Company Group Member will be required to include any material item of income or exclude any material item of deduction for any taxable period ending after the Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or before the Closing Date; (iii) any installment sale or open transaction disposition made on or before the Closing Date; (iv) any prepaid amount or deferred revenue realized or received on or before the Closing Date; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(d) The Company is a corporation for United States federal income tax purposes. Each Company Group Member is a “foreign person” within the meaning of section 1445(f)(3) of the Code. Each Company Group Member is not, and has never been, created or organized in, or under the law of, the United States, any state thereof, or the District of Columbia. Each Company Group Member is not treated as a domestic corporation pursuant to Section 7874(b) of the Code and has not elected pursuant to Section 897(i) of the Code to be treated as a domestic corporation for purposes of Sections 897 and 1445 of the Code.

(e)   Schedule 5.26(e) sets forth the U.S. federal income tax classifications of each Company Group Member.

5.26 Environmental Laws.

(a)   The Company and the Company Subsidiaries are and have been in compliance with all Environmental Laws. Except as set forth on Schedule 5.27, neither the Company nor any Company Subsidiary has (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws or the Hazardous Material Activities of the Company, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) To the knowledge of the Company, there are no and there has been no release of Hazardous Materials in, on, or under any properties owned, or leased by the Company or any Company Subsidiary such as could give rise to any material liability or corrective or remedial obligation of the Company or any Company Subsidiary under any Environmental Laws.

5.27 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of Affiliates who might be entitled to any fee or commission from Parent, Purchaser, Merger Sub or any of their Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.28 Powers of Attorney and Suretyships. The Company and the Company Subsidiaries do not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company or its Subsidiaries or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company or the Company Subsidiaries or other than as reflected in the Financial Statements.

5.29 Directors and Officers. Schedule 5.30 sets forth a true, correct and complete list of all directors and officers of the Company and of each Company Subsidiary.

5.30 International Trade Matters; Anti-Bribery Compliance.

(a)   Except as set forth on Schedule 5.31(a), the Company, any Company Subsidiary, and to the knowledge of the Company, each of its officers, directors, managers, employees, agents, subcontractors and vendors and other Persons acting on behalf of the Company (i) are, and have been since July 7, 2023, in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Laws, and International Trade Laws, (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the Sanctions Laws and International Trade Laws, and the provision of financial services required under Anti-Money Laundering Laws, and (iii) have instituted and maintain policies and procedures reasonable designed to ensure compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Laws, and International Trade Laws. Except as set forth on Schedule 5.31(a), there are and have since July 7, 2023 been no pending or, to the knowledge of the Company, threatened, Actions against the Company related to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Laws, or International Trade Laws.

(b) Neither the Company, nor any Company Subsidiary, nor any Principal Owner, nor any officer or director of the Company or any Company Subsidiary, nor to the knowledge of the Company, any of its or any Company Subsidiary’s managers, employees, agents, subcontractors and vendors and other Persons acting on its or their behalf (i) is, or has since July 7, 2023, been a Sanctioned Person or a Restricted Person, or (ii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions Laws or International Trade Laws, or (iii) otherwise in violation of, any Sanctions Laws or International Trade Laws.

5.31 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.32 Insurance.

(a)   Schedule 5.33(a) sets forth, (a) with respect to each insurance policy under which the Company or a Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement, and (b) the Company’s loss runs with respect to all commercial automobile, commercial general liability, employment practices liability insurance, directors and officers liability insurance, physical damage, cargo, cyber, excess, surplus and umbrella coverages. True, correct, and complete copies or comprehensive summaries of such insurance policies have been made available to Parent.

(b) With respect to each such insurance policy required to be listed on Schedule 5.33(a): (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default under the policy; (iii) as of the date hereof, to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

5.33 Affiliate Transactions.

(a)   Except as set forth on Schedule 5.34(a), neither the Company nor any Company Subsidiary is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of the Company or any Company Subsidiary, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital share or equity interests of any of the Company or and Company Subsidiary or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each such transaction, agreement, arrangement, understanding, an “Affiliate Transaction”); and each Affiliate Transaction Contract (i) is an arms-length transaction with fair market price and (ii) is a transaction duly approved by the board of directors in accordance with the Organizational Documents of the Company or such Company Subsidiary.

(b) None of the Affiliates of the Company or any Company Subsidiary own or have any rights in or to any of the material Assets, properties or rights used by the Company our such Company Subsidiary.

5.34 Privacy and Cybersecurity.

(a)   The Company and Company Subsidiaries maintain and are in compliance with, and since July 7, 2023, have taken reasonable steps to maintain and comply with, (i) all applicable Laws relating to the privacy and/or security of personal information (including, to the extent constituting such applicable Laws, all related implementing rules, regulations, guidelines and circulars of data privacy regulators implementing or enforcing such Laws), (ii) the Company’s and Company Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and Company Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each Company Subsidiary’s information technology systems; in each case of (i)-(iii) above, other than any non-compliance that, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any Company Subsidiary is a named party or, to the knowledge of the Company, threatened in writing against the Company or Company Subsidiaries alleging a violation of any third Person’s privacy or personal information rights by the Company or Company Subsidiaries in connection with the foregoing, except as would not reasonably be expected to be material to the business of the Company and Company subsidiaries taken as a whole.

(b) (i) Since July 7, 2023, there have been, no breaches of the security of the information technology systems of the Company and Company Subsidiaries, and (ii) during the last twelve (12) months, there have been no disruptions in any such information technology systems; in each case, that materially adversely affected the Company’s and Company Subsidiaries’ business or operations, taken as a whole and any such disruptions have been remedied in all material respects. The Company and Company Subsidiaries take commercially reasonable measures (and any other measures required by applicable Law) designed to protect personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. Except as would not reasonably be expected to be material to the business of the Company and Company subsidiaries, taken as a whole, during the last three (3) years, neither the Company nor any Company Subsidiary has (A) experienced any material incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing incidents, nor to the knowledge of the Company has any such notice or complaint been threatened in writing against the Company or any Company Subsidiary.

5.35 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by Company Disclosure Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of the Company or the Company’s assets, and the Company specifically disclaims any representation or warranty with respect to merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and, to the extent of the foregoing limitations, the Parent Parties shall rely on their own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Parent Parties, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Parent Parties.

5.36 No Reliance. Without limiting the foregoing, each of the Company and Company Subsidiaries acknowledges that each of the Company and Company Subsidiaries, and its advisors, have made their own investigation of Parent and, except as provided in this Agreement, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Parent, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Parent as conducted after the Merger Closing, as contained in any materials provided by Parent or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or Representatives or otherwise.

Article VI
REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

The Parent Parties hereby, jointly and severally, represent and warrant to the Company that, except as disclosed in the Parent SEC Documents or as set forth in the disclosure schedules delivered by the Parent Parties to the Company simultaneously with the execution of this Agreement (the “Parent Party Disclosure Schedules”), each of the following representing representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered sections and subsections of this Article VI shall only refer to the section or subsection being referenced.

6.1 Corporate Existence and Power. Parent is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Parent Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

6.2 Corporate Authorization. The execution, delivery and performance by each of the Parent Parties of this Agreement and the Additional Agreements (to which it is a party to) and the consummation by the each of the Parent Parties of the transactions contemplated hereby and thereby are within the corporate powers of such Parent Parties and have been duly authorized by all necessary corporate action on the part of the Parent Parties to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which any of them is a party or by which its securities are bound, other than the Required Parent Shareholder Approval and the authorization and approval of this Agreement, Reincorporation Merger and the Acquisition Merger. This Agreement has been duly executed and delivered by the Parent Parties and it and the Additional Agreements (to which each of them is a party) will constitute upon execution and delivery by all parties, a valid and legally binding agreement of the Parent Parties, enforceable against them in accordance with their representative terms.

6.3 Governmental Authorization. Other than as required under applicable Laws (including, without limitation, (i) the filing of the CRPM, the Plan of Merger and other related documents required by the Cayman Companies Act with the Cayman Registrar and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the Companies Act and (ii) the SEC or Nasdaq approval required to consummate the transactions contemplated hereunder), neither the execution, delivery nor performance by the Parent Parties of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

6.4 Non-Contravention. The execution, delivery and performance by the Parent Parties of this Agreement and any Additional Agreements do not and will not (i) contravene or conflict with the organizational or constitutive documents of any Parent Party, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Parent Parties, except, in each case of clauses (i) and (ii), for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect on the Parent Parties.

6.5 Finders’ Fees. Except for the Deferred Underwriting Amount, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6 Issuance of Shares. The shares issued as Merger Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which the Parent Parties are bound, applicable Law or the Parent Parties’ Organizational Documents.

6.7 Capitalization.

(a)   Parent. The authorized share capital of the Parent is $50,000 divided into 450,000,000 shares of Parent Class A Ordinary Share, par value $0.0001 each, of which 5,947,250 shares of Parent Class A Ordinary Share are issued and outstanding as of the date hereof and 50,000,000 shares of Parent Class B Ordinary Share, par value $0.0001 each, of which 1,437,500 shares of Parent Class B Ordinary Share are issued and outstanding as of the hereof. A total of 991,208 shares of Parent Class A Ordinary Share are reserved for issuance with respect to the Parent Rights. No other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Purchaser. Upon the execution of this Agreement, the authorized share capital of the Purchaser will be $50,000 divided into 500,000,000 Purchaser Ordinary Shares, of which one (1) Purchaser Ordinary Share will be issued and outstanding as of such time and held by Parent. No other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in Purchaser’s Organizational Documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c)   Merger Sub. Upon the execution of this Agreement, the authorized share capital of the Merger Sub will be $50,000 divided into 50,000 ordinary shares of par value $1.00 each (the “Merger Sub Ordinary Shares”), of which one (1) Merger Sub Ordinary Share will be issued and outstanding as of such time and held by Parent. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Ordinary Share(s) are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Ordinary Share(s) or any share capital or equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8 Information Supplied. None of the information supplied or to be supplied by any Parent Party for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by any Parent Party or that is included in any Parent Party SEC Documents). No material information provided by any Parent Party to the Company in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby (including but not limited to Parent public filings, as of the respective dates of their submission to the SEC), contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

6.9 Trust Fund. As of March 31, 2026, Parent has approximately $58,293,579 in the trust fund established by Parent for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account maintained by Wilmington Trust, National Association, a national bank association (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Investment Management Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or, to the Parent Parties’ knowledge, that would entitle any Person (other than the public shareholders holding Parent Class A Ordinary Shares sold in the IPO who shall have elected to redeem their Parent Class A Ordinary Shares pursuant to the Parent’s Organizational Documents) to any portion of the funds in the Trust Account, except to the extent that Parent may convert all of the assets held in the Trust Account into cash provided that Parent does not consummate an initial business combination within the time prescribed in the Prospectus. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of Parent and the Investment Management Trust Agreement. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Investment Management Trust Agreement, and, to the knowledge of the Parent Parties, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or Proceedings pending with respect to the Trust Account. Since the consummation of the IPO , Parent has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Investment Management Trust Agreement). Upon the consummation of the transactions contemplated hereby, the Parent Parties shall have no further obligation under either the Investment Management Trust Agreement or their Organizational Documents to liquidate or distribute any assets held in the Trust Account, and the Investment Management Trust Agreement shall terminate in accordance with its terms.

6.10 Listing. As of the date hereof, the Parent Class A Ordinary Shares, Parent Units, and Parent Rights are listed on Nasdaq , with trading symbols “BPAC”, “BPACU” and “BPACR”, respectively.

6.11 Reporting Company. Parent is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and Parent Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act.

6.12 No Market Manipulation. Neither the Parent Parties nor their Affiliates have taken, and they will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Parent Ordinary Shares to facilitate the sale or resale of the Parent Ordinary Shares or affect the price at which the Parent Ordinary Shares may be issued or resold; provided, however, that this provision shall not prevent the Parent Parties from engaging in investor relations or public relations activities consistent with past practices.

6.13 Board Approval. Each of Parent’s and Purchaser’s board of directors (including any required committee or subgroup of such boards) and the sole director of Merger Sub has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of the Parent Parties, as applicable, and (iii) solely with respect to Parent’s board of directors, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s Organizational Documents.

6.14 Parent SEC Documents and Financial Statements.

(a)   Parent has filed or furnished all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since November 10, 2025 under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed by the Parent Parties subsequent to the date of this Agreement (the “Additional Parent Parties SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (ii) its Form 8-Ks filed since the beginning of the first fiscal quarter referred to in clause (i) above, and (iii) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.14) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), and (iii) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent Parties SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent Parties SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent Parties SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The Financial Statements and notes contained or incorporated by reference in the Parent SEC Documents and the Additional Parent Parties SEC Documents (collectively, the “Parent Parties Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Parent as of the dates thereof and the results of operations of Parent for the periods reflected therein. The Parent Parties Financial Statements (i) were prepared from the Books and Records of Parent; (ii) were prepared on an accrual basis in accordance with GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of Parent’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to Parent with respect to the periods then ended.

(c)  The Parent Parties Financial Statements accurately reflect in all material respects the outstanding Indebtedness of the Parent Parties. Schedule 6.14(c) of the Parent Party Disclosure Schedules sets forth a reasonable estimate of costs and expenses of the Parent Parties as of the Closing in conformity with its existing engagements with counsel, advisor, accountant and other service providers. Except as specifically disclosed, reflected or fully reserved against in the Parent Parties Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since Parent’s formation, there are no material Liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Parent. All debts and Liabilities, fixed or contingent, which should be included under GAAP on a balance sheet are included in the Parent Parties Financial Statements.

6.15 Litigation. There is no Action (or any basis therefor) pending against any Parent Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Parent Parties. No Parent Party is, or has previously been, to the knowledge of the Parent Parties, subject to any Proceeding with any Governmental Authority.

6.16 Compliance with Laws. No Parent Party is in violation of, has violated, under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, nor, to the knowledge of the Parent Parties, is there any basis for any such charge and no Parent Party has previously received any subpoenas by any Governmental Authority.

6.17 Anti-Money Laundering Laws. The operations of the Parent Parties are and have been conducted at all times in compliance with the Anti-Money Laundering Laws, and no Action involving the Parent Parties with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Parent Parties, threatened.

6.18 Sanctions Laws. Neither the Parent Parties, nor any director or officer of the Parent Parties (nor, to the knowledge of the Parent Parties, any agent, employee, affiliate or Person acting on behalf of the Parent Parties), since January 13, 2025, (i) is, or has, been a Sanctioned Person or a Restricted Person, or (ii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions Laws or International Trade Laws, or (iii) otherwise in violation of, any Sanctions Laws or International Trade Laws.

6.19 Not an Investment Company. Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.20 Tax Matters.

(a)   (i) Parent has duly filed all income and other material Tax Returns which are required to be filed it, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended (other than Permitted Liens or pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) Parent has withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by Parent in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) Parent has not requested any letter ruling from the IRS (or any comparable ruling form any other Taxing Authority); (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (viii) Parent has not received any written request from a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns asserting that Parent is or may be subject to Tax in such jurisdiction; (ix) Parent is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (x) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xi) Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xii) Parent has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) Parent is not aware of any fact or circumstance, nor has Parent taken or agreed to take any action, that would reasonably be expected to prevent or impede the Reincorporation Merger from qualifying for the Reincorporation Intended Tax Treatment.

(c)   The Parent Parties Financial Statements reflect accruals in accordance with GAAP for all current Taxes of the Parent and any Parent Subsidiary that are unpaid or payable as of December 31, 2025 (except for any inaccuracies that are not material), and neither Parent nor any Parent Subsidiary has incurred any liability for Taxes since January 1, 2026, other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).

6.21 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article VI (as modified by Parent Party Disclosure Schedules), each Parent Party expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of such Parent Party or its assets, and such Parent Party specifically disclaims any representation or warranty with respect to merchantability, usage, suitability or fitness for any particular purpose with respect to such Parent Party’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and, to the extent of the foregoing limitations, the Company and Company Subsidiaries shall rely on their own examination and investigation thereof. None of the Parent’s Affiliates or any of their respective directors, officers, employees, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company and Company Subsidiaries, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company.

6.22 No Reliance. Without limiting the foregoing, each Parent Party acknowledges that each Parent Party, and its advisors, have made their own investigation of the Company and Company Subsidiaries and, except as provided in this Agreement, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company and Company Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and Company Subsidiaries as conducted after the Merger Closing, as contained in any materials provided by the Company, any of its Subsidiaries, or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or Representatives or otherwise.

Article VII
COVENANTS OF THE COMPANY AND THE PARENT PARTIES PENDING CLOSING

7.1 Conduct of the Business

(a)   From the date hereof through the Closing Date, except as set forth on Schedule 7.1, each Party shall, and the Company shall cause its Subsidiaries to, conduct their respective business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, shall not enter into any material transactions without the prior written consent of the other Party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the written consent of all parties (which shall not be unreasonably withheld), the Company (on its behalf and on behalf of any Subsidiary) and each Parent Party agrees that it shall not:

(i) amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii) except as set forth on Schedule 7.1(a)(ii), amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other of its rights or assets that involve payments in excess of $500,000 (individually or in the aggregate), except in the ordinary course of business consistent with past practice;

(iii)   enter into any contract, agreement, license or, commitment, which obligates the payment of more than $500,000 (individually or in the aggregate), except for in ordinary course of business consistent with past practice;

(iv) make any capital expenditures in excess of $500,000 (individually or in the aggregate), except for in ordinary course of business consistent with past practice;

(v) sell, lease, license or otherwise dispose of any of its assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) not exceeding $500,000 in the aggregate;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any Company Shareholder (other than, in the case of any Company Shareholder who is an employee, payments of salary accrued in said period at the current salary rate);

(vii) (A) authorize any salary increase for any employee who is a Principal Shareholder, (B) authorize any salary increase of more than 10% for any other employee who is making an annual salary equal to or greater than $250,000 in the aggregate on an annual basis, or (C) accelerate the vesting or payment of any compensation or benefits of any employee or other individual service provider;

(viii) enter into, amend or terminate into any collective bargaining agreement or other agreement with a labor union or labor organization;

(ix) obtain or incur any loan or other Indebtedness exceeding $2,000,000, except for trade payables in the ordinary course of business consistent with past practice;

(x) suffer or incur any Lien on its assets, except for Permitted Liens;

(xi) merge or consolidate with or be acquired by any other Person; or acquire the business or substantially all assets of any other Person;

(xii) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets in the ordinary course of business consistent with past practice;

(xiii) extend any loans other than travel or other expense advances to employees in the ordinary course of business;

(xiv)   issue, redeem or repurchase any capital stock or share, membership interests or other securities, other than a redemption of Parent Ordinary Shares in connection with the exercise of any Parent Shareholder Redemption Right by any shareholder of the Parent, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock;

(xv) make, change or revoke any material Tax election or change any annual Tax accounting periods; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; or enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); settle or compromise any claim, notice, audit report, Action, suit, litigation, proceeding, arbitration, investigation, controversy, or assessment in respect of material Taxes; surrender or forfeit any right to claim a material Tax refund; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes;

(xvi)   except as set forth on Schedule 7.1 (a)(xvi), (A) grant to, or agree to grant to, any Person any right to or interest in any Company Owned IP that is material to the Company or any Company Subsidiary other than in the ordinary course of business or otherwise on arms’ length terms, (B) sell, dispose of, abandon, fail to nationalize, or permit to lapse any rights to any Company Owned IP that is material to the Company or any Company Subsidiary (other than (1) incidental non-exclusive licenses entered into in the ordinary course of business and (2) the expiration of Company Owned IP that cannot be further maintained or renewed by applicable statute), or (C) permit any material Company Owned IP to become subject to a Lien (other than a Permitted Lien); or

(xvii) undertake any legally binding obligation to do any of the foregoing.

(b) No party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time. From the date hereof through the earlier of (x) termination of this Agreement in accordance with this Agreement and (y) the Closing Date, other than in connection with the transactions contemplated hereby, neither the Company, on the one hand, nor the Parent Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company or any of the Parent Parties (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company or the Parent Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated to the Company or any of the Parent Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and the Parent Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

7.2 Access to Information. From the date hereof until and including the Closing Date, the Company and the Parent Parties shall, to the best of their abilities, (a) continue to give each other Party, its legal counsel and other representatives full access to its offices, properties, and Books and Records, (b) furnish to the other Party, its legal counsel and other representatives such information relating to the business of the Company or the Parent Parties as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other Party in such other Party’s investigation of its business; provided, however, that no investigation pursuant to this Section 7.2 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Parent Parties and, provided further, that any investigation pursuant to this Section 7.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or the Parent Parties. Notwithstanding anything to the contrary in this Agreement, no party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided, however, that the non-disclosing Party must advise the other parties that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

7.3 Notices of Certain Events. Each party shall promptly notify the other parties of:

(a)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Ordinary Share or share capital or capital stock of the Parent Parties or any of the Company’s or the Parent Parties’ assets;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)   any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e)   the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such Party to be false or misleading in any material respect or to omit or fail to state a material fact.

7.4 SEC Filings.

(a)   The Parties acknowledge that:

(i) Parent’s shareholders and the Company Shareholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, Parent must call a special meeting of its shareholders requiring Parent to prepare and file with the SEC a Registration Statement on Form F-4 which will contain a Proxy Statement/Prospectus (as defined in Section 9.5);

(ii) the Parent Parties will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii)   the Parent Parties will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the Parent Parties and the Company make with the SEC that requires information about the transactions contemplated by this Agreement to be included, each Party will, and will use its best efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their best efforts to (i) cooperate with the other Party, (ii) respond to questions about such Party required in any filing or requested by the SEC, and (iii) provide any information requested by the other Party in connection with any filing with the SEC.

(c)   Each Party acknowledges that a substantial portion of the filings with the SEC and mailings to Parent’s shareholders with respect to the Proxy Statement/Prospectus and the Registration Statement, as applicable, shall include disclosure regarding such Party and its management, operations and financial condition. Accordingly, each Party agrees to as promptly as reasonably practical provide the other Party with such information as shall be reasonably requested by the other Party for inclusion in or attachment to the Proxy Statement/Prospectus and the Registration Statement, as applicable, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about such Party and its shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. Each Party understands that such information shall be included in the Proxy Statement/Prospectus and the Registration Statement, as applicable, and/or responses to comments from the SEC or its staff in connection therewith and mailings. Each Party shall cause its managers, directors, officers and employees to be reasonably available to the other Party and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

7.5 Financial Information. The Company shall use its best efforts to deliver to the Parent Parties, as soon as practicable, the Audited Financial Statements. The Audited Financial Statements, when delivered to the Parent Company, shall give a true and fair view of the financial position of the Company as of the dates thereof and the results of operations of the Company for the financial year then ended in accordance with its applicable accounting standards applied on a consistent basis in all material respects. The Company will provide additional financial information as required by law for inclusion in any filings to be made by the Parent Parties with the SEC, including, without limitation, any required unaudited interim financial statements. If deemed reasonably necessary and requested by the Parent Parties, the Company shall use its reasonable efforts to cause such information to be reviewed or audited by the Company’s auditors.

7.6 Trust Account. The Company acknowledges that the Parent Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (i) all amounts payable to public shareholders of Parent who shall have validly redeemed their Parent Ordinary Shares upon acceptance by Parent of such Parent Ordinary Shares at the Closing, (ii) the expenses of the Parent Parties to the third parties to which they are owed, (iii) the Deferred Underwriting Amount to the underwriter in the IPO, (iv) reimbursement of all reasonable and documented out-of-pocket costs and expenses of the Company and of the Parent Parties solely in connection with the transactions contemplated in this Agreement (excluding for these purposes any costs and expenses relating to the Reorganization) to the Company and the Parent Parties, respectively, and (v) the remaining monies in the Trust Account to the Parent Parties. Except as otherwise expressly provided in the Investment Management Trust Agreement, Parent Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

7.7 Directors’ and Officers’ Indemnification and Insurance.

(a)   The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Parent Parties and the Company, as applicable (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Parent Parties and the Company, as applicable in effect on the date hereof and disclosed on Schedule 7.7(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Purchaser shall cause the Organizational Documents of PubCo and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Parent Parties and the Company, as applicable, to the extent permitted by applicable Law. The provisions of this Section 7.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the Parent Parties’ director and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Closing Date for events occurring prior to the Closing Date (the “Purchaser D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Parent’s existing policy or, if substantially equivalent insurance coverage is unavailable, comparable coverage with policy coverage of $5,000,000; provided that in the event shall the Company be required to expend an annual premium in the amount in excess of $500,000, the policy coverage shall be adjusted to a lower amount as mutually agreed by the Company and Parent; provided further than, in no event shall the policy coverage be less than $4,000,000. The Company shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and to cause the Surviving Corporation to honor all obligations thereunder.

(c)   For the benefit of the Company’s directors and officers, the Company shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Closing Date for events occurring prior to the Closing Date (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, comparable coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 7.7(c) an annual premium amount in excess of $500,000. If obtained, the Company shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the Surviving Company to honor all obligations thereunder.

(d) On the Closing Date, PubCo shall enter into customary indemnification agreements reasonably satisfactory to the Parent Parties and to the Company with the individuals elected as executive officers and members of the board of directors of the PubCo as of the Closing, which indemnification agreements shall continue to be effective following the Closing.

7.8 Notice of Changes. The Parent Parties, on the one hand, and the Company, on the other, shall give prompt written notice to the other Parties of (a) any representation or warranty made by such Party contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 10.2(b) would not be satisfied, (b) any breach of any covenant or agreement of such Party contained in this Agreement such that the condition set forth in Section 10.2(c) would not be satisfied, and (c) any event, circumstance or development that would reasonably be expected to have a Material Adverse Effect; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Company Disclosure Schedules or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

Article VIII

COVENANTS OF THE COMPANY

The Company agrees that:

8.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall duly and timely file all income and other material Tax Returns required to be filed with the applicable Taxing Authority, pay all material Taxes required to be paid by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.2 Reasonable Best Efforts to Obtain Consents. The Company shall use its reasonable best efforts to obtain each required third party consent to the transactions contemplated by this Agreement as promptly as practicable hereafter.

8.3 Company Shareholder Approval. The Company shall take all action necessary to obtain the Requisite Company Vote as promptly as reasonably practicable after the effectiveness of the Registration Statement (but in no event later than ten (10) Business Days after the effectiveness of the Registration Statement), including convening an extraordinary general meeting of the Company Shareholders or obtaining written consent from all of the Company Shareholders.

Article IX

ADDITIONAL COVENANTS OF ALL PARTIES HERETO

The parties hereto further covenant and agree that:

9.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

9.2 Tax Matters.

(a)   Parent and Purchaser hereto shall use their reasonable best efforts to cause the Reincorporation Merger to qualify for the Reincorporation Intended Tax Treatment, and none of Parent, Purchaser, and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Reincorporation Merger from qualifying for such intended Tax treatment. The parties hereto shall use their reasonable best efforts to cause the Acquisition Merger to qualify for the Acquisition Intended Tax Treatment, and none of Parent, Purchaser, Merger Sub or the Company and their respective Affiliates has taken or will knowingly take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Acquisition Merger from qualifying for such intended Tax treatment.

(b) Each of Parent, Purchaser, the Company, and their respective Affiliates shall file all Tax Returns consistent with (i) the Reincorporation Intended Tax Treatment and (ii) the Acquisition Intended Tax Treatment (including, in each case, attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the its Tax Return for the taxable year of the Reincorporation Merger and the Acquisition Merger), and shall take no position inconsistent with the Reincorporation Intended Tax Treatment or the Acquisition Intended Tax Treatment, as applicable (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority in connection with an audit.

(c)   Within one hundred twenty (120) days after the end of Purchaser’s current taxable year and each subsequent taxable year of Purchaser for which Purchaser reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), Purchaser shall (1) determine its PFIC status , (2) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (3) make such PFIC status determinations available to the shareholders of Purchaser as of immediately prior to the Effective Time. If Purchaser determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, Purchaser shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Purchaser shareholders as of immediately prior to the Effective Time and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Purchaser or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 9.2(d), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of two (2) years after the end of Purchaser’s current taxable year.

(d) If, in connection with the preparation and filing of the Registration Statement and Proxy Statement, the SEC requires that tax opinions be prepared and submitted regarding (i) the qualification of the Reincorporation Merger for the Reincorporation Intended Tax Treatment, Parent will use its commercially reasonable best efforts to cause U.S. tax counsel engaged by Parent to deliver such tax opinion to Parent, or (ii) the qualification of the Acquisition Merger for the Acquisition Intended Tax Treatment as applicable only to the Company and its shareholders, the Company will use its commercially reasonable best efforts to cause U.S. tax counsel engaged by the Company to deliver such tax opinion to the Company. In each such case, each party shall use commercially reasonable best efforts to execute and deliver customary Tax representation letters to the applicable tax counsel in form and substance reasonably satisfactory to such counsel. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to the Company and its shareholders and Messina Madrid Law PA shall not be required to deliver any opinion to Parent and its shareholders.

9.3 Settlement of the Parent Parties’ Transaction Expenses. Concurrently with the Closing, all outstanding Liabilities of the Parent Parties that have incurred from reasonable and documented out-of-pocket costs or expenses in connection with the transaction contemplated in this Agreement and all outstanding reasonable and documented out out-of-pocket costs or expenses of the Parent Parties incurring in connection with the transaction contemplated in this Agreement shall be settled and paid in full by the Surviving Corporation, including reimbursement of reasonable and documented out-of-pocket expenses reasonably incurred by any Parent Party or any of their officers, directors, or their Affiliates, in connection with identifying, investigating and consummating a business combination by the Parent Parties, and in connection with the transactions contemplated by this Agreement.

9.4 Compliance with SPAC Agreements. The Company and Parent Parties shall comply with each of the applicable agreements entered into in connection with the IPO, including that certain Registration Rights Agreement, dated as of November 11, 2025 by and between Parent and the investors named therein, except to the extent any such agreement is modified by virtue of this Agreement.

9.5 Registration Statement.

(a)   As promptly as practicable following the execution and delivery of this Agreement, Parent and the Company shall prepare and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement/Prospectus contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Ordinary Shares to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement/Prospectus. The Registration Statement shall include a Proxy Statement of Parent as well as a prospectus for the offering of Purchaser Ordinary Shares to the Parent’s shareholders and the Merger Consideration Shares to the Company Shareholders (as amended, the “Proxy Statement/Prospectus”) for the purpose of soliciting proxies from Parent’s shareholders for the matters to be acted upon at the Parent Special Meeting and providing the public shareholders of Parent an opportunity in accordance with Parent’s Organizational Documents and the final IPO prospectus of Parent, dated November 10, 2025 (File No. 333-288356, the “Prospectus”) to exercise their Parent Shareholder Redemption Rights in conjunction with the shareholder vote on the Parent Party Shareholder Approval Matters as defined below. The Proxy Statement/Prospectus shall include proxy materials for the purpose of soliciting proxies from Parent shareholders to vote, at an extraordinary general meeting of Parent shareholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Reincorporation Merger and the Acquisition Merger, by the Parent’s shareholders in accordance with Parent’s Organizational Documents, the Cayman Companies Act (as applicable) and the rules and regulations of the SEC and Nasdaq, (ii) adoption of the amended and restated Memorandum and Articles of Association of PubCo substantially in the form attached hereto as Exhibit E, (iii) election of the directors of the PubCo as set forth in Section 3.3 of this Agreement, (iv) approval of an incentive plan for the employees of PubCo to be effective as of the Closing and substantially in the form attached hereto as Exhibit F and (v) such other matters as the Company and the Parent Parties shall hereafter mutually determine to be necessary or appropriate in order to effect the Reincorporation Merger and the Acquisition Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iv), collectively, the “Parent Party Shareholder Approval Matters”). In connection with the Registration Statement, Parent, Purchaser and the Company will file with the SEC financial and other information about the transactions contemplated in this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement requirements set forth in Parent’s Organizational Documents, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq. The Parent Parties shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement/Prospectus and the Registration Statement, as applicable, and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the Parent Parties with such information concerning the Company and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company). If required by applicable SEC rules or regulations, such financial information provided by the Company must be reviewed or audited by the Company’s auditors. The Parent Parties shall provide such information concerning each Parent Parties and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the Registration Statement, as applicable, or in any amendments or supplements thereto, which information provided by the Parent Parties shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading.

(b) Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger and the transactions contemplated hereby. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement/Prospectus. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will cause the Proxy Statement/Prospectus to be mailed to shareholders of Parent.

(c)   Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Parent, on the one hand, and the Company, on the other hand, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Purchaser Ordinary Shares, as applicable, pursuant to applicable Law and subject to the terms and conditions of this Agreement, the Parent Parties’ Organizational Documents and the Company’s Organizational Documents. Each of the Company and the Parent Parties shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that the Parent Parties or the Company, as applicable, receive from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(d) Each party shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company, the Parent Parties and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement/Prospectus and the Registration Statement, as applicable, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement/Prospectus (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Parent Parties shall cause the Proxy Statement/Prospectus and the Registration Statement, as applicable, to be disseminated to Parent’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Parent Parties’ Organizational Documents.

9.6 Confidentiality. Except as necessary to complete the Proxy Statement/Prospectus, the Company, on the one hand, and the Parent Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other Party furnished to it by such other Party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any Party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such Party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement/Prospectus.

9.7 Pubco Equity Incentive Plan. Immediately prior to the Closing, Purchaser shall adopt a new equity incentive plan in substantially the form attached hereto as Exhibit F, (the “PubCo Equity Incentive Plan”). The PubCo Equity Incentive Plan shall have such number of shares available for issuance equal to 10% of the PubCo’s outstanding shares immediately after the Closing.

Article X

CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)   No provisions of any applicable Law and no Order shall prohibit or prevent the consummation of the Closing.

(b) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c)   All consents, approvals and actions of, filings with and notices to any Governmental Authority required to consummate the transactions contemplated by this Agreement shall have been made or obtained.

(d) The SEC shall have declared the Registration Statement effective, and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)   The Purchaser Ordinary Shares have been approved for listing on Nasdaq, subject to official notice of issuance;

(f)   The Parent Party Shareholder Approval Matters that are submitted to the vote of the shareholders of Parent at the Parent Special Meeting in accordance with the Proxy Statement/Prospectus and Parent’s Organizational Documents shall have been approved by the requisite vote of the shareholders of Parent at the Parent Special Meeting in accordance with Parent Parties’ Organizational Documents, applicable Law and the Proxy Statement/Prospectus (the “Required Parent Shareholder Approval”).

(g) This Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, including the Acquisition Merger, shall have been authorized and approved by the holders of Company Ordinary Shares constituting the Requisite Company Vote in accordance with the Cayman Companies Act and the Company’s Organizational Documents.

(h) Any required filings under the HSR Act, and other applicable anti-trust laws, shall have been completed and any applicable waiting period, any extensions thereof, and any commitments by the parties not to close before a certain date under a timing agreement entered into with a Governmental Authority shall have expired or otherwise been terminated.

10.2 Conditions to Obligations of the Parent Parties. The obligation of the Parent Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Parent Parties’ sole and absolute discretion, of all the following further conditions:

(a)   The Company shall have duly performed all of its covenants and obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Company contained in Article V of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement except as provided in the Company Disclosure Schedules pursuant to Article V, and (ii) be true and correct as of the Closing Date except as provided in the Company Disclosure Schedules pursuant to Article V (if the representations and warranties speak only as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect; it being understood and agreed that the Company’s Fundamental Representations shall not be subject to any Material Adverse Effect qualifier, and for purposes of this clause (b) all Fundamental Representations shall be true and correct except for de minimis inaccuracies.

(c)   The Company has received the Requisite Company Vote.

(d) The Company shall have entered into an Intellectual Property Cooperation Agreement described on Schedule 7.1(a)(xvi), in a form acceptable to the Parent and no later than ten (10) Business Days following the Signing Date (the “IP Cooperation Agreement”).

(e)   There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(f)   The Parent Parties shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 10.2.

(g) The Parent Parties shall have received (i) a copy of the Organizational Documents of the Company as in effect as of the Closing Date, (ii) the copies of resolutions duly adopted by the board of directors of the Company and by the Requisite Company Vote of the Company Shareholders authorizing this Agreement and the transactions contemplated hereby, and (iii) a recent certificate of good standing of the Company as of a date no later than ten (10) days prior to the Closing Date regarding the Company from the Cayman Registrar.

(h) The Parent Parties shall have received copies of all Governmental Approvals, if any, in form and substance reasonably satisfactory to the Parent Parties, and no such Governmental Approval shall have been revoked.

(i) The Parent Parties shall have received a copy of each of the Additional Agreements to which the Company is a party duly executed by the Company and such Additional Agreement shall be in full force and effect.

(j) The Parent Parties shall have received a copy of each of the Additional Agreements duly executed by all required parties thereto, other than Parent or the Company.

10.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a)   The Parent Parties shall have duly performed all of their covenants and obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Parent Parties contained in Article V of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect; it being understood and agreed that the Parent Parties’ Fundamental Representations shall not be subject to any Material Adverse Effect qualifier, and for purposes of this clause (b) all such Fundamental Representations shall be true and correct except for de minimis inaccuracies.

(c)   There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the Parent Parties, regardless of whether it involved a known risk.

(d) The Company shall have received a certificate signed by an authorized officer of Parent Parties to the effect set forth in clauses (a) through (c) of this Section 10.3.

(e)   The Company shall have received a recent certificate of good standing as of a date no later than ten (10) days prior to the Closing Date regarding the Parent from the Cayman Registrar.

(f)   Each of the Parent Parties shall have executed and delivered to the Company each Additional Agreement to which it is a party.

(g) From the date hereof until the Closing, the Parent Parties shall have been in material compliance with the reporting requirement under the Securities Act and the Exchange Act, as applicable to the Parent Parties.

(h) As of the Closing Date, Purchaser shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

Article XI
TERMINATION

11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Reincorporation Merger Effective Time (or in the case of a termination pursuant to Section 11.1(f) below, following the Reincorporation Merger Effective Time):

(a) by mutual written consent of the Company and Parent;

(b) by written notice from either the Company or Parent to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Reincorporation Merger or Acquisition Merger illegal or which otherwise prevents or prohibits consummation of the Reincorporation Merger or Acquisition Merger, other than any such restraint that is immaterial;

(c) by written notice to Parent from the Company if the Required Parent Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Parent Special Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by written notice to the Company from Parent if there is any breach of any representation, warranty, covenant or agreement on the part of the Company (the “Terminating Company Breach”) set forth in this Agreement, except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Parent of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided that the Parent shall not have the right to terminate this Agreement pursuant to this Section 11.1 (d) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(e) by written notice to the Company from Parent if the Requisite Company Vote shall not have been obtained by reason of the failure to obtain the required vote at the Company special meeting duly convened therefor or at any adjournment or postponement thereof;

(f) by written notice to Parent from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any Parent Party set forth in this Agreement, such that the conditions specified in Section 10.3 would not be satisfied at the Acquisition Merger Closing (a “Terminating Parent Breach”), except that, if any such Terminating Parent Breach is curable by Parent through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Parent of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Parent Breach (the “Parent Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(f) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(g) by written notice to the Company from Parent if the IP Cooperation Agreement shall not have been entered into and executed by the Company and the other parties signatory thereto within (10) Business Days after the Signing Date.

11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, Parent, Purchaser or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 11.2 and Article XII and the Confidentiality Clause shall survive any termination of this Agreement.

Article XII
MISCELLANEOUS

12.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company, to:

Singauto Inc.

16 Collyer Quay

Collyer Quay Centre #06-02

Singapore 049318

Attention: Jimmy Tan

Email: jimmy.tan@singautotech.com

with a copy to (which shall not constitute notice):

Robinson + Cole LLP

666 Third Avenue, 20th Floor

New York, NY 10017

Attention: Arila E. Zhou, Esq.

Email: azhou@rc.com

if to any Parent Party:

Blueport Acquisition Ltd

Unit 9-3, Oval Tower @ Damansara,

No. 685, Jalan Damansara,

60000 Taman Tun Dr. Ismail,

Kuala Lumpur, Malaysia

Attn: William Rosenstadt
Email: wsr@orllp.legal

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Giovanni Caruso, Esq.
Email: gcaruso@loeb.com

12.2 Amendments; No Waivers; Remedies.

(a)   This Agreement cannot be amended, except by a writing signed by each of the Parent Parties and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)   Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any Party seek, nor shall any Party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

12.3 Non-survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Schedule 12.3 or (y) in the case of claims against a Person in respect of such Person’s fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no Liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring on or after the Closing, and except as otherwise expressly set forth herein.

12.4 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.5 Publicity. Except as required by law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other Party hereto. If a Party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

12.6 Expenses. Except as otherwise expressly set forth herein, each Party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants.

12.7 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other Party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

12.8 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof, provided that the corporate status, capacity, authorization, execution of statutory merger filings, and the legal effect of the Reincorporation Merger and the Acquisition Merger on each Cayman Islands constituent company shall, to the extent mandatorily applicable, be governed by the Cayman Companies Act and other applicable Laws of the Cayman Islands.

12.9 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.9.

12.10 Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts of the State of New York sitting in New York, New York (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 13.10 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 13.1 shall be effective service of process for any such Action.

12.11 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each Party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

12.12 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No Party has relied on any representation from, or warranty or agreement of, any Person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

12.13 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

12.14 Construction of Certain Terms and References; Captions. In this Agreement:

(a)   References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “Party” means a party signatory hereto.

(c)   Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by Parent.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the Company Disclosure Schedules.

(e)   If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f)   Captions are not a part of this Agreement, but are included for convenience, only.

12.15 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.16 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

12.17 Trust Account Waiver. Reference is made to the Prospectus. The Company has read the Prospectus and understand that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

BLUEPORT ACQUISITION LTD

By:	/s/ William Rosenstadt
	Name:	William Rosenstadt
	Title:	Chief Executive Officer

Purchaser:

NEOCRYO INC

By:	/s/ Roy Jiang
	Name:	Roy Jiang
	Title:	Authorised Person

Merger Sub:

NEOCRYO MERGER SUB LTD

By:	/s/ Roy Jiang
	Name:	Roy Jiang
	Title:	Authorised Person

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

SINGAUTO Inc.

By:	/s/ Yuqiang Liu
	Name:	Yuqiang Liu
	Title:	Director

LIST OF APPENDICES, SCHEDULES AND EXHIBITS

Schedule A	Principal Shareholders
Schedule B	Employees with Employment Agreements
Schedule C	Specified Markets

Exhibit A	Form of Shareholder Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Lock-up Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Charter Documents of Surviving Corporation
Exhibit F	Incentive Plan of Pubco